As  filed with the Securities and Exchange Commission on November
29, 2000

                                     Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                    INTEGRA BANK CORPORATION
     (Exact name of registrant as specified in its charter)

     INDIANA                   6711                 35-1632155
(State  or  other      (Primary  Standard        (IRS Employer
jurisdiction of        Industrial Classification  Identification
incorporation or              Code Number)           Number)

                         227 MAIN STREET
                          P.O. BOX 868
                 EVANSVILLE, INDIANA  47705-0868
                         (812) 464-9800
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                         JAMES E. ADAMS
                    INTEGRA BANK CORPORATION
                         227 MAIN STREET
                          P.O. BOX 868
                 EVANSVILLE, INDIANA  47705-0868
                         (812) 464-9858
(Name,  address,  including  zip  code,   and  telephone  number,
including area code, of agent for service)


                           COPIES TO:
  DAVID C. WORRELL, ESQ.             DAVID L. BECKMAN, JR., ESQ.
      BAKER & DANIELS                   FROST BROWN TODD LLC
 300 NORTH MERIDIAN STREET             400 WEST MARKET STREET
        SUITE 2700                           32{ND} FLOOR
INDIANAPOLIS, INDIANA  46204         LOUISVILLE, KENTUCKY 40202
      (317) 237-0300                       (502) 589-5400



APPROXIMATE  DATE  OF  COMMENCEMENT  OF  PROPOSED   SALE  OF  THE
SECURITIES TO THE PUBLIC:
AS   SOON  AS  PRACTICABLE  AFTER  THE  EFFECTIVE  DATE  OF  THIS
REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection  with  the formation of a holding company and there is compliance with General  Instruction  G,  check  the following
box. [    ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [    ] ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
____________________

                                    CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF    AMOUNT TO BE   PROPOSED    PROPOSED      AMOUNT OF
SECURITIES TO BE           REGISTERED    MAXIMUM     MAXIMUM     REGISTRATION
REGISTERED                               OFFERING   AGGREGATE        FEE
                                        PRICE PER    OFFERING
                                          UNIT        PRICE
Common Stock,
without par value     1,500,000(1)      (2)      $21,370,734(2)      $5,642

(1) Based on the number of shares of Integra Bank Corporation common stock to be issued in the merger.
(2) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the book value per share of the common stock of Webster Bancorp, Inc. as of September 30, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      WEBSTER BANCORP, INC.
                         104 MAIN STREET
                      CLAY, KENTUCKY  42404

                 SPECIAL MEETING OF SHAREHOLDERS

                    A MERGER PROPOSAL - YOUR
                     VOTE IS VERY IMPORTANT

The board of directors of Webster Bancorp, Inc. has approved a merger with Integra Bank Corporation, a $2.7 billion bank holding company headquartered in Evansville, Indiana.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF WEBSTER, ITS SHAREHOLDERS, THE COMMUNITIES IT SERVES AND OTHER CONSTITUENCIES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. A VOTE OF THE INTEGRA SHAREHOLDERS IS NOT REQUIRED TO APPROVE THE MERGER AGREEMENT.

Webster is calling a special meeting of shareholders at which you will be asked to approve the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Webster common stock is required.

If the merger is completed, holders of Webster will receive 1,400.5602 shares of Integra common stock for each share of Webster common stock. The issuance of Integra common stock in the merger is expected to be tax-free for federal income tax purposes.

If  the  merger is completed, Webster's subsidiary, West Kentucky
Bank, will  concurrently  merge  with and into Integra Bank NA, a
subsidiary  of  Integra  that  has  its   principal   office   in
Evansville, Indiana.

The date, time and place of the special meeting are as follows:

             January __, 2001
             __:__ _.m.
             West Kentucky Bank
             104 Main Street
             Clay,  Kentucky

The attached proxy statement/prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Integra from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you wish to vote, your proxy will count as a vote in favor of the approval of the merger agreement. If you fail to return your proxy, the effect will be a vote against approval of the merger agreement. YOUR VOTE IS VERY IMPORTANT.

WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTING THEREOF AT THE SPECIAL MEETING.

ON  BEHALF  OF  THE  BOARD OF DIRECTORS OF WEBSTER, I URGE YOU TO
VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.




SANDRA CLARK BERRY
Secretary

          TO THE SHAREHOLDERS OF WEBSTER BANCORP, INC.

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           To Be Held

                  ___________, January __, 2001
                       West Kentucky Bank
                         104 Main Street
                         Clay,  Kentucky

The Board of Directors of Webster Bancorp, Inc. asks you to attend a special meeting of Webster's shareholders. The special meeting will be held at the offices of West Kentucky Bank, 104 Main Street, Clay, Kentucky. At the special meeting, Webster's shareholders will vote on the following:

    1. PROPOSED MERGER. Shareholders will be asked to approve the Agreement and Plan of Reorganization dated July 5, 2000 and amended September 27, 2000, that provides for the merger of Webster with Integra Bank Corporation. In the merger, Webster shareholders will receive 1,400.5602 shares of Integra common stock for each share of Webster common stock. The merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus; and

    2.  OTHER BUSINESS.   Shareholders will also consider and
        vote on any other matters  that  properly come before
        the   special   meeting   or   any  adjournments   or
        postponements.

    You are entitled to notice of and to vote at the special meeting (or any adjournments or postponements of it) if you were a Webster shareholder at the close of business on December __, 2000.

                       By Order of the Board of Directors,



                       Sandra Clark Berry
                       Secretary
December __, 2000
Clay,  Kentucky


    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL
OF THE MERGER AGREEMENT.

    THE  PROXY  STATEMENT/PROSPECTUS  DESCRIBES  YOUR  RIGHTS  TO
DISSENT FROM THE  MERGER  AND  THE  PROCEDURES YOU MUST FOLLOW TO
EXERCISE THOSE RIGHTS.

    WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTING THEREOF AT THE SPECIAL MEETING.

    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                      WEBSTER BANCORP, INC.

               PROXY STATEMENT FOR SPECIAL MEETING
                   OF SHAREHOLDERS TO BE HELD
                        JANUARY __, 2001

                    INTEGRA BANK CORPORATION

                           PROSPECTUS
           FOR UP TO 1,500,000 SHARES OF COMMON STOCK

    Integra Bank Corporation proposes to acquire Webster Bancorp,
Inc. through the merger of Webster into Integra.

    The parties cannot complete the merger unless Webster's shareholders approve the Agreement and Plan of Reorganization. Webster shareholders will vote on the agreement at a special meeting of shareholders of Webster on January __, 2001. This proxy statement/prospectus is being furnished to Webster shareholders in connection with the board of directors of Webster's solicitation of proxies for use at the special meeting.

    If Webster and Integra merge, Webster shareholders will receive 1,400.5602 shares of Integra's common stock for each share of Webster common stock. This proxy statement/prospectus is also a prospectus of Integra relating to the shares of common stock Integra will issue in the merger.

    Integra's common stock trades on the Nasdaq  National  Market
Tier of the Nasdaq Stock Market under the symbol "IBNK."

    THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS
(BEGINNING  ON  PAGE  8)  LISTS  SOME  OF  THE FACTORS YOU SHOULD
CONSIDER IN EVALUATING AN INVESTMENT IN INTEGRA COMMON STOCK.



Neither the Securities and Exchange Commission nor any state securities commission has approved the Integra common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of Integra common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Integra, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.



Proxy statement/prospectus dated December __, 2000, and first mailed to shareholders on December __, 2000.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT INTEGRA THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 51 FOR A LIST OF THE DOCUMENTS THAT INTEGRA HAS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS. THE INCORPORATED DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO WEBSTER SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED AS FOLLOWS:

                    INTEGRA BANK CORPORATION
                         227 MAIN STREET
                          P.O. BOX 868
                 EVANSVILLE, INDIANA  47705-0868
                     ATTN.:  JAMES E. ADAMS
                       PH.:  812-464-9800

TO ENSURE RECEIPT BEFORE THE SPECIAL MEETING, PLEASE REQUEST THE
INFORMATION NO LATER THAN DECEMBER    , 2000.


                        TABLE OF CONTENTS

                                                           PAGE

ABOUT THIS DOCUMENT.........................................iii

SUMMARY.......................................................1

INTEGRA SELECTED FINANCIAL DATA...............................5

SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA....7

RISK FACTORS..................................................8
    Growing through Acquisitions Carries Risks 8
    Changes of Interest Rates Could Affect Integra's Operations 8 Integra Faces Risks Arising from Credit Risk and Loan
    Concentration.............................................8
    Integra Faces Regulatory Risks 8
    Integra is Exposed to Local Economic Conditions 9
    Integra Faces Significant Competition 9
    Integra Faces Risks as a Consequence of its Corporate
    Structure.................................................9

WEBSTER SPECIAL MEETING.......................................9
    Date, Time, Place and Purpose 9
    Record Date 9
    Vote Required 10
    Voting and Revocation of Proxies 10
    Solicitation of Proxies 11

THE MERGER...................................................11
    General................................................. 11
    Effect of the Merger; Concurrent Bank Merger............ 11
    Background of the Merger................................ 11
    Integra's Reasons for the Merger........................ 14
    Webster's Reasons for the Merger........................ 14
    Interests of Certain Persons in the Merger.............. 15
    Opinion of Webster's Financial Advisor.................. 15
    Recommendation of Webster's Board of Directors.......... 22
    Closing and Effective Time.............................. 22
    Conversion of Webster Common............................ 22
    Procedures for Exchange of Certificates................. 22
    Dissenters' Rights...................................... 23
    Regulatory Approvals.................................... 25
    Certain Federal Income Tax Consequences................. 26
    Accounting Treatment.................................... 27
    Resale of Integra Common Stock Issued in the Merger..... 27
    Representations and Warranties.......................... 28
    Covenants............................................... 28
    Conditions to the Merger................................ 29
    Termination and Waiver.................................. 30
    No Solicitation; Fees and Expenses...................... 31

COMPARATIVE STOCK PRICES AND DIVIDENDS.......................32

INFORMATION CONCERNING INTEGRA...............................33
    General................................................. 33
    Management and Additional Information................... 33
    Information on Integra's Web Site....................... 33
    Competition............................................. 34

REGULATION AND SUPERVISION OF INTEGRA........................34
    Introduction............................................ 34
    Regulatory Agencies..................................... 34
    Bank Holding Company Activities......................... 35
    Dividend Restrictions................................... 35
    Holding Company Structure............................... 36
    Capital Requirements.................................... 36
    Deposit Insurance Assessments........................... 38
    Fiscal and Monetary Policies............................ 38
    Privacy Provisions of Gramm-Leach-Bliley Act............ 39
    Future Legislation...................................... 39

INFORMATION CONCERNING WEBSTER BANCORP, INC..................39
    West Kentucky Bank...................................... 39
    Legal Proceedings....................................... 40
    Principal Shareholders.................................. 40

DESCRIPTION OF INTEGRA'S CAPITAL STOCK.......................41
    Authorized Shares....................................... 41
    Integra Common Stock.................................... 41
    Integra Preferred Stock................................. 41
    Certain Provisions of Articles of Incorporation
        and Bylaws.......................................... 41
    Certain Provisions of the IBCL.......................... 42
    Transfer Agent.......................................... 42

COMPARISON OF SHAREHOLDER RIGHTS.............................42
    Authorized Common Shares................................ 42
    Authorized Preferred Shares............................. 42
    Voting Rights........................................... 43
    Cumulative Voting for Directors......................... 43
    Size of Board of Directors.............................. 43
    Staggered Terms for Directors........................... 43
    Filling Vacancies on the Board of Directors............. 44
    Removal of Directors.................................... 44
    Nomination of Directors for Election.................... 44

    Shareholder Vote Required for Business Combinations
         Not Involving an Interested Shareholder.............45
    Restrictions On Business Combinations Involving
         an Interested Shareholder...........................45
    Control Share Acquisitions.............................. 46
    Amendment of Articles of Incorporation.................. 47
    Amendment of Bylaws..................................... 47
    Shareholder Action Without a Meeting.................... 47
    Calling Special Meetings of Shareholders................ 48
    Submission of Shareholder Proposals..................... 48
    Notice of Shareholder Meetings.......................... 48
    Dividends............................................... 48
    Dissenters' Appraisal Rights............................ 49
    Shareholder Preemptive Rights........................... 49
    Shareholder Class Voting Rights......................... 49
    Indemnification......................................... 50
    Limitation of Liability of Directors.................... 50

LEGAL MATTERS................................................51

EXPERTS......................................................51

WHERE YOU CAN FIND MORE INFORMATION..........................51

FORWARD-LOOKING STATEMENTS...................................53



APPENDIX A -
    Agreement and Plan of Reorganization
       dated as of July 5, 2000.............................A-1
    Amendment to Agreement and Plan of
        Reorganization dated as of
       September 27, 2000...................................A-48
APPENDIX B -
    Fairness Opinion of Hovde Financial LLC,
        dated July 5, 2000................................. B-1
    Fairness Opinion of Hovde Financial LLC,
        dated September 25, 2000........................... B-4
APPENDIX C -
    Excerpts of the Kentucky Business
    Corporation Act (Dissenters' Rights)....................C-1

                       ABOUT THIS DOCUMENT

WHAT IS THE PURPOSE OF THIS DOCUMENT?

    This document serves as both a proxy statement of Webster and a prospectus of Integra. As a proxy statement, it's being provided to you by Webster because Webster's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Webster and Integra. As a prospectus, it's being provided to you by Integra because Integra is offering shares of its common stock in exchange for your shares of Webster common stock if the merger is completed.

DO I NEED TO READ THE ENTIRE DOCUMENT?

    You should. Parts of this proxy statement/prospectus summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document.
Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, as amended, a copy of which is included as Appendix A.

IS THERE OTHER INFORMATION I SHOULD CONSIDER?

    Yes. Much of the business and financial information about Integra that may be important to you is not physically included in this document. Instead, this information is incorporated into this document by reference to documents filed by Integra with the Securities and Exchange Commission (the "SEC"). This means that Integra may satisfy some of its disclosure obligations to you by referring you to documents filed by it with the SEC. See "Where You Can Find More Information" on page 51 for a list of documents that Integra has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

    You should rely on the most recently filed document. Information in this proxy statement/prospectus may update information contained in the Integra documents incorporated by reference. Similarly, information in documents that Integra may file after the date of this proxy statement/prospectus may update information contained in this proxy statement/prospectus or information contained in previously filed documents.

WHAT IF I CHOOSE NOT TO READ THE INCORPORATED DOCUMENTS?

    Information contained in a document that is incorporated by reference is part of this proxy statement/prospectus, unless it is superseded by information contained directly in this proxy statement/prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                             SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 51. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

WEBSTER SPECIAL MEETING  (PAGE 9)

    Webster will hold a special meeting of shareholders at _____
_.m., Clay, Kentucky time, on January __, 2001, at the offices of West Kentucky Bank, 104 Main Street, Clay, Kentucky. The purposes of the meeting are to:

    <circle> Vote on the merger agreement.

    <circle> Act on any other matters that may properly come
before the meeting.

RECORD DATE; VOTE REQUIRED TO APPROVE MERGER  (PAGES 9-10)

    The record date for the special meeting is December __, 2000.
You can vote at the meeting if you owned Webster common stock at the close of business on that date. On the record date, there were 1,071 shares of Webster common stock outstanding and entitled to vote. You can cast one vote for each share of Webster common stock that you owned on the record date.

    Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Webster common stock entitled to vote at the special meeting. Not voting will have the same effect as voting against the merger. At the record date for the special meeting, Webster's directors and executive officers beneficially owned a total of 528 shares of Webster common stock, representing approximately 49.3% of the shares entitled to vote at the meeting.

    The beneficial owners of 599 shares of Webster common stock or approximately 55.9% of the shares entitled to vote at the meeting have agreed to vote the shares in favor of the merger.

EFFECT OF THE MERGER; CONCURRENT BANK MERGER (PAGE 11)

    In the proposed transaction, Webster will merge with and into Integra. Integra will survive the merger and continue its corporate existence. Each outstanding share of Webster common stock will be converted into the right to receive shares of Integra common stock. After the merger is completed, you will own shares of Integra common stock.

    The merger agreement, as amended, is included in this document as Appendix A. Please read the merger agreement as it is the document that governs the merger.

    If the merger is completed, Webster's subsidiary, West
Kentucky Bank, will concurrently merge with and into Integra Bank
NA, a subsidiary of Integra that has its principal office in Evansville, Indiana.

THE COMPANIES (PAGES 33-39 AND 39-40)

    Integra Bank Corporation
    227 Main Street
    P.O. Box 868
    Evansville, Indiana  47705-0868
    (812) 464-9800

    Integra Bank Corporation is a bank holding company whose only banking subsidiary is Integra Bank NA, a national banking association headquartered in Evansville, Indiana, which currently operates 70 banking locations in Indiana, Kentucky, Illinois and Ohio. At September 30, 2000 Integra had consolidated total assets of $2.7 billion, consolidated total deposits of $1.6 billion and shareholders' equity of $237 million. Prior to May 17, 2000, Integra operated under the name "National City Bancshares, Inc."

    Webster Bancorp, Inc.
    104 Main Street
    Clay, Kentucky  42404
    (270) 664-6482

    Webster Bancorp, Inc. is a bank holding company whose only banking subsidiary is West Kentucky Bank, a Kentucky banking corporation headquartered in Madisonville, Kentucky. At September 30, 2000 Webster had consolidated total assets of $292.3 million, consolidated total deposits of $247.5 million and shareholders' equity of $21.4 million.

OPINION OF FINANCIAL ADVISOR TO WEBSTER (PAGES 15-22; APPENDIX B)

    Hovde Financial LLC, Webster's financial advisor, has delivered to the Webster board of directors an opinion (originally delivered July 5, 2000 and updated September 25,
2000) to the effect that, as of September 25, 2000 and based upon the procedures and subject to the assumptions made, matters considered and limitations and qualifications described therein, the merger consideration is fair to the Webster shareholders from a financial point of view. Hovde Financial LLC has not withdrawn or modified its September 25, 2000 opinion as of the date of this proxy statement/prospectus. The full text of the opinion is included as Appendix B to this proxy statement/prospectus. You are urged to read this opinion in its entirety.

WEBSTER'S BOARD RECOMMENDS APPROVAL OF THE MERGER  (PAGE 22)

    Webster's board of directors believes that the merger is in the best interests of Webster shareholders and recommends that Webster shareholders approve the merger. Webster's board believes that the merger will provide Webster shareholders with the potential for greater stock value appreciation and greater investment liquidity than if Webster had remained independent.

ADDITIONAL MERGER BENEFITS TO WEBSTER'S MANAGEMENT  (PAGE 15)

    Webster's directors and executive officers may have interests in the merger that are different from yours. These interests include the following:

    <circle>Integra has agreed to appoint Sandra Clark Berry, a
        Webster director, to the board of directors of Integra
        Bank NA after the merger; and

    <circle>Webster has entered into termination benefits
        agreements with three of its executive officers, Joye
        Hunt, Albert B. Chancellor and Brian Stull.

    The board of directors of Webster was aware of these interests when it approved the merger agreement.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 22)

    Whole shares of Integra common stock. If the merger is completed, Integra will issue shares of its common stock for shares of Webster common stock. Integra will issue 1,400.5602 shares of Integra common stock for each share of Webster common stock.

    Integra will not issue any fractional shares in the merger. If the total number of shares of Integra common stock you would otherwise receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. For example, if you own 100 shares of Webster common stock, you will receive 140,056 shares of Integra common stock and cash instead of the 0.2 fractional share interest.

MARKET PRICE OF INTEGRA COMMON STOCK WILL FLUCTUATE  (PAGE 32)

    Integra common stock is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "IBNK." Prior to May 17, 2000, the symbol for the Integra common stock was "NCBE." The following table shows the closing prices of Integra common stock on July 3, 2000, the last trading day before Integra and Webster announced the merger, and on December __, 2000. The table also shows for those dates the implied equivalent value per share of Webster common stock based on the conversion ratio of 1,400.5602 to 1.

                       Integra     Implied Value Per Share of
                    CLOSING PRICE     WEBSTER COMMON STOCK


     July 3, 2000      $16.813             $23,547.62

     December __, 2000 $______             $_________

    No adjustments to the conversion ratio will be made to reflect fluctuations in the price of Integra common stock.

    The following table shows the cash dividends paid or declared per share of Integra common stock and Webster common stock for the quarters indicated.

                                    Integra        Webster
             QUARTER ENDED       COMMON STOCK   COMMON STOCK

             December 31, 1999       $0.21         $275.00
             March 31, 2000          $0.21           $0.00
             June 30, 2000           $0.21          $25.00
             September 30, 2000      $0.21         $200.00
             December 31, 2000 (1)   $0.235         $75.00

________________

(1)  Through December __, 2000.


MERGER GENERALLY TAX FREE TO WEBSTER SHAREHOLDERS (PAGES 26-27)

    Webster shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of Webster common stock for shares of Integra common stock. Webster shareholders will be taxed on cash they receive instead of fractional shares.

    The tax treatment described above may not apply to every Webster shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

    Webster is not obligated to complete the merger unless it receives an opinion from Integra's counsel that no gain or loss will be recognized by the holders of Webster common stock upon receipt of Integra common stock except for cash received instead of fractional shares.

SURRENDER OF WEBSTER SHARES  (PAGES 22-23)

    To receive certificates for your shares of Integra common stock, you will need to surrender your Webster share certificates. After the merger is completed, Integra's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

DISSENTERS' APPRAISAL RIGHTS AVAILABLE  (PAGES 23-25; APPENDIX C)

    Webster's shareholders who dissent from the merger are entitled to receive the fair value in cash of their shares of Webster common stock. To exercise this right, you must follow the procedures outlined in Appendix C, including notifying Webster in writing before Webster shareholders vote on the merger at the special meeting that you intend to exercise your dissenters' appraisal rights. You must also not vote for the merger. If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted for the merger and you will lose your dissenters' appraisal rights. Also, you may lose your dissenters' appraisal rights if you fail to comply with the other required procedures.

MERGER REQUIRES REGULATORY APPROVAL  (PAGES 25-26)

    The Office of the Comptroller of the Currency (the "OCC") must approve the concurrent merger of Webster's banking subsidiary, West Kentucky Bank, with and into Integra's banking subsidiary, Integra Bank NA, before the transaction can be completed. The OCC has not yet approved Integra's application for approval of the bank merger. Although Integra expects that the OCC will approve the bank merger, it cannot be certain when or if, or on what terms and conditions, the required approval will be given.

INTEGRA EXPECTS TO USE PURCHASE ACCOUNTING  (PAGE 27)

    Integra expects to account for the merger under the purchase method of accounting. Integra will record, at fair value, the acquired assets and assumed liabilities of Webster. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Integra will record goodwill.

OTHER CONDITIONS TO COMPLETING THE MERGER  (PAGES 29-30)

    In addition to the receipt of regulatory approval, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

    <circle>approval of the merger agreement by Webster
        shareholders;

    <circle>receipt by Webster of an opinion from Integra's
        counsel concerning the tax consequences of the merger;

    <circle>authorization for trading on the Nasdaq Stock Market of the shares of Integra common stock to be issued in the merger to Webster shareholders;

    <circle>absence of any court order prohibiting the merger;

    <circle>absence of any pending action or proceeding to
        restrain the merger; and

    <circle>performance and compliance by each party of its
        obligations and agreements under the merger agreement.

    Integra or Webster may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

TERMINATION OF THE MERGER AGREEMENT   (PAGES 30-31)

    Integra and Webster can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other in the following circumstances:

    <circle>there is a breach in any of the representations or warranties or a material breach of any of the agreements of the other party that is not cured within the time specified in the agreement;

    <circle>any of the conditions to the party's obligation to consummate the merger are not satisfied or waived by the closing date; or

    <circle>the merger is not completed by March 15, 2001, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe in all material respects the covenants and agreements to be performed or observed by the party.

INTEGRA IS HEAVILY REGULATED   (PAGES 34-39)

    Integra and its subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Integra's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Integra to provide financial support to its subsidiary bank, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

YOUR RIGHTS WILL DIFFER AS AN INTEGRA SHAREHOLDER  (PAGES 41-51)

    Your rights as a Webster shareholder are currently governed by Kentucky law and Webster's articles of incorporation and bylaws. Upon completion of the merger, you will become an Integra shareholder, and your rights will be governed by Indiana law and Integra's restated articles of incorporation and bylaws.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE   (PAGE 53)

    This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Integra. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking
statements.   Some of these factors are described or referenced
in "Forward-Looking Statements" on page 53.

                 INTEGRA SELECTED FINANCIAL DATA

    The following financial information is to aid you in your analysis of the financial aspects of the merger. The Integra balance sheet data for 1995 through 1999 is derived from Integra's audited consolidated balance sheets as of December 31, 1999, 1998, 1997, 1996 and 1995. The Integra income statement data for 1995 through 1999 is derived from Integra's audited consolidated statements of income for each of the years in the five-year period ended December 31, 1999. The Integra income statement and balance sheet data as of and for the nine months ended September 30, 2000 and 1999 are derived from Integra's unaudited financial statements. The information in the table is only a summary and should be read with the full financial statements and related notes of Integra, incorporated by reference into this document. See "Where You Can Find More Information." You should not rely on the information for the nine months ended September 30, 2000 as being indicative of the results expected for the entire year.


            Integra Bank Corporation and Subsidiaries
        (dollars in thousands, except per share amounts)


                                      Nine Months
                                  ENDED SEPTEMBER 30,
                                 2000            1999

Net interest income           $  68,051    $     67,201
Proforma net income 1            22,700          21,599
Diluted proforma net
     income per share 1,2          1.30            1.21
Cash dividends declared
     per share 2                    .63             .57
Book value per share 2            13.71           13.12
Total assets                  2,709,662       2,173,519
Deposits                      1,659,985       1,643,486

                                      YEARS ENDED DECEMBER 31,
                                 1999       1998        1997       1996
1995
Net interest income      $    89,817 $   87,897 $   81,338  $  75,618  $  69,203
Proforma net income 1         22,644     21,454     27,474     24,713     21,895
Diluted proforma net
     income per share 1,2       1.27       1.21       1.56       1.41       1.23
Cash dividends declared
     per share 2                0.78       0.68       0.58       0.50       0.36
Book value per share 2         12.73      12.34      12.02      10.99      10.78
Total assets               2,203,477  2,195,224  1,985,178  1,816,935  1,689,120
Deposits                   1,694,661  1,734,585  1,532,804  1,455,356  1,375,318

1 Reflects pro forma adjustments to reflect pro forma taxes of Subchapter S corporation acquired in 1998.
2 Restated to reflect all stock dividends and the two-for-one stock split in 1996.

   SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

        The following summary presents selected comparative per share data on (i) a historical basis for Integra and Webster,
(ii) a pro forma combined basis per share of Integra common stock, giving effect to the merger, and (iii) an equivalent pro forma basis per share of Webster common stock, giving effect to the merger. The data presented are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the merger had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this proxy statement/prospectus.
See "Where You Can Find More Information."

                                                NINE      YEAR
                                               MONTHS      ENDED
                                                ENDED    DECEMBER
                                              SEPTEMBER     31,
                                                 30,
                                                2000        1999
NET INCOME PER COMMON SHARE:
  Integra:
     Basic                                        $1.30      $1.28
     Diluted                                       1.30       1.27
  Webster:
     Basic                                    $1,657.62  $2,109.86
     Diluted                                   1,657.62   2,109.86
  Integra pro forma:
     Basic                                        $1.29      $1.29
     Diluted                                       1.29       1.28
  Webster equivalent pro forma (1):
     Basic                                    $1,806.72  $1,806.72
     Diluted                                   1,806.72   1,792.72
DIVIDENDS PER COMMON SHARE:
  Integra                                         $0.63      $0.78
  Webster                                        225.00     300.00
  Webster equivalent pro forma (1)(2)            882.35   1,092.44
BOOK VALUE PER COMMON SHARE:
  Integra                                        $13.71     $12.73
  Webster                                     19,953.53  17,663.62
  Integra pro forma                               13.97      13.06
  Webster equivalent pro forma (1)            19,565.83  18,291.32


    (1) Equivalent pro forma per share data represents the pro forma per share data for Integra multiplied by 1,400.5602, the number of shares of Integra common stock to be issued in the merger for each share of Webster common stock.

    (2) Integra has assumed that on a pro forma combined basis pro forma cash dividends per share would be equivalent to Integra's historical cash dividends per share, and has multiplied such historical cash dividends per share by 1,400.5602, the number of shares of Integra common stock to be issued in the merger for each share of Webster common stock, to arrive at Webster's equivalent pro forma.

                          RISK FACTORS

    IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT,
WEBSTER SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE
OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS
PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS.

GROWING THROUGH ACQUISITIONS CARRIES RISKS

    Integra has grown significantly as a result of acquisitions. As the banking industry continues to consolidate, Integra expects to pursue other acquisitions. The future profitability of Integra will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in assimilating operations of the acquired company, diversion of management's attention from other business concerns, risks of entering new geographic markets, loss of key employees of the acquired company and assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on Integra. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates will increase. Integra competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than Integra.

CHANGES OF INTEREST RATES COULD AFFECT INTEGRA'S OPERATIONS

    Integra's banking operations depend principally on net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. Like other financial institutions, Integra's interest income and interest expense are affected by general, regional and local economic conditions and by the policies of regulatory authorities, including the monetary policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will effectively avoid undue interest rate risk.

INTEGRA FACES RISKS ARISING FROM CREDIT RISK AND LOAN
CONCENTRATION

    As a lender, Integra is exposed to the risk that its customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on Integra's operating results.

    As of September 30, 2000, Integra's total loan portfolio was approximately $1.6 billion or 60.8% of its total assets. The three major components of the loan portfolio are real estate loans, $1.1 billion or 66.7% of total loans, commercial and industrial loans, $407.5 million or 24.7% of total loans, and consumer loans, $149.1 million or 9.1% of total loans. Integra's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its local market area. Integra's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

INTEGRA FACES REGULATORY RISKS

    The banking industry is heavily regulated. See "Regulation and Supervision of Integra" for more information. These regulations are primarily intended to protect depositors and federal deposit insurance funds, not Integra shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting Integra and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of Integra.

INTEGRA IS EXPOSED TO LOCAL ECONOMIC CONDITIONS

    The success of Integra depends to a certain extent upon the general economic conditions of the local geographic markets it serves in Indiana, Illinois, Kentucky and Ohio. Unlike larger banks which are more geographically diversified, Integra provides financial and banking services within a more limited geographic area. No assurance can be given concerning the economic conditions that will exist in such markets.

INTEGRA FACES SIGNIFICANT COMPETITION

    Integra faces substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities it serves. Competing providers include other banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by Integra. Competing providers may have greater financial resources than Integra and offer services within and outside the market areas served by Integra.

INTEGRA FACES RISKS AS A CONSEQUENCE OF ITS CORPORATE STRUCTURE

    Integra is a legal entity separate and distinct from its subsidiaries, although the principal source of Integra's cash revenues is dividends from its subsidiaries. The right of Integra to participate in the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that Integra may itself be a creditor with a recognized claim. Integra's principal source of funds is dividends received from its banking subsidiary. Regulations limit the amount of dividends that Integra Bank NA may pay without prior approval. During 2000, Integra Bank NA may pay approximately $16.7 million plus any 2000 net profits in dividends to Integra without prior regulatory approval.


                     WEBSTER SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

    This proxy statement/prospectus is being furnished to holders of the common stock of Webster in connection with the solicitation of proxies by the board of directors of Webster for use at the special meeting to be held at the office of West Kentucky Bank located at 104 Main Street, Clay, Kentucky, on January __, 2001, at __:__ _.m., local time, and at any
adjournment or postponement thereof.   At the special meeting,
the shareholders of Webster will be asked to consider and vote upon the proposal to approve the Agreement and Plan of Reorganization dated July 5, 2000, as amended September 27, 2000, with Integra Bank Corporation, which provides for the merger of Webster with and into Integra.

RECORD DATE

    The Board of Directors of Webster has fixed December __, 2000, as the record date for determining the shareholders of Webster entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 1,071 shares of Webster common stock issued and outstanding. Only holders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. No shares can be voted at the special meeting, unless the record holder is present in person or represented by proxy at the special meeting.

VOTE REQUIRED

    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Webster common stock entitled to vote on the record date, or 536 shares, is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Webster common stock, or 536 shares, is required to approve the merger agreement. Each holder of Webster common stock is entitled to one vote per share held at the close of business on the record date.

    At the same time that the merger agreement was signed, certain Webster shareholders entered into a support agreement with Integra. Under the support agreement, the shareholders agreed, among other things, to vote all shares of Webster common stock they own in favor of the merger. On the record date for the special meeting, such shareholders owned a total of 599 shares of Webster common stock, representing approximately 55.9% of the shares of Webster common stock entitled to vote at the special meeting. If such shareholders vote their Webster shares in favor of the merger as provided by the support agreement, the merger will be approved.

VOTING AND REVOCATION OF PROXIES

    Proxies for use at the special meeting accompany this proxy statement/prospectus. You may use your proxy if you are unable to attend the special meeting in person or you wish to have your shares voted by proxy even if you attend the special meeting. Shares represented by a proxy properly signed and returned no later than the time of the special meeting, unless subsequently revoked, will be voted at the special meeting in accordance with instructions thereon. If a proxy is properly signed and returned without voting instructions, any shares represented by such proxy will be voted FOR approval of the merger agreement. You may revoke any proxy given pursuant to this solicitation at any time before the voting on the matters to be considered at the special meeting by filing with the Secretary of Webster a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of Webster proxies should be addressed to Webster Bancorp, Inc., 104 Main Street, Clay, Kentucky 42404,
Attention: Sandra Clark Berry. If you sign and return a proxy and then elect to attend the special meeting and to vote in person, you may withdraw your proxy at any time before it is exercised by giving notice of such revocation to the Secretary of Webster at the special meeting and voting in person by ballot at the special meeting; however, attendance at the special meeting will not in and of itself revoke the proxy.

    Webster intends to count the shares of Webster common stock represented in person at the special meeting but not voted, and shares for which Webster has received proxies but with respect to which holders of shares have abstained, as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers may give a proxy to vote the shares they hold in street name for customers who are the beneficial owners of such shares only if they receive specific instructions from such customers. Since the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote at the close of business on the record date is required to approve the merger agreement, abstentions and shares of Webster common stock that are not voted or for which customers have not given specific voting instructions will have the effect of a vote against the merger agreement.

    If sufficient proxies are not obtained to approve the merger agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the special meeting to permit further solicitation of proxies voting in favor of the merger agreement. No proxy that is voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

    In addition to solicitation of proxies from shareholders by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of Webster, who will not be specifically compensated for such services.

    Integra has agreed to bear the entire cost of printing this proxy statement/prospectus and all filing fees paid to the SEC and other regulatory filing fees incurred in connection with the merger.


                           THE MERGER

GENERAL

    This section of the proxy statement/prospectus describes certain aspects of the proposed merger, including the principal provisions of the merger agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this proxy statement/prospectus, including the appendices and the documents incorporated herein by reference. A copy of the merger agreement, as amended (excluding the Disclosure Schedule), is attached hereto as Appendix A and is incorporated by reference in this proxy statement/prospectus. Please refer to the merger agreement for a complete description of the terms of the merger. Shareholders of Webster are urged to read carefully the merger agreement in its entirety.

EFFECT OF THE MERGER; CONCURRENT BANK MERGER

    As a result of the merger:

        <circle>Each share of Webster common stock will be
           converted into the right to receive 1,400.5602 shares of Integra common stock.

        <circle>Webster will merge with and into Integra.
           Integra will survive the merger and continue its corporate existence.

        <circle>Webster shareholders will become Integra
           shareholders, with their rights governed by Indiana law and Integra's restated articles of incorporation and bylaws. See "Comparison of Shareholder Rights."

    West Kentucky Bank and Integra Bank NA have entered into a merger agreement dated as of July 18, 2000 relating to the merger of West Kentucky Bank with and into Integra Bank NA.

    Under the bank merger agreement, West Kentucky Bank will be merged into Integra Bank NA, with Integra Bank NA as the surviving bank. The main office and branches of West Kentucky Bank will thereafter be operated as branches of Integra Bank NA. The bank merger agreement has been approved by the boards of directors of West Kentucky Bank and Integra Bank NA and by Webster and Integra as the sole shareholders of West Kentucky Bank and Integra Bank NA, respectively.

    The bank merger cannot be completed unless regulatory approval is obtained. See "- Regulatory Approvals."

    It is expected that the bank merger will become effective concurrently with the merger.

 BACKGROUND OF THE MERGER

    Following the December 1998, death of Clarky Clark, former President, Chief Executive Officer, and Chairman of the Board of Webster, West Kentucky Bank and West Kentucky Insurance, Mr. Clark's wife Linda and his two daughters, Sandra Clark Berry and Lisa Whitledge, began considering Mrs. Clark's estate planning alternatives. Mr. Clark had been the largest shareholder of Webster then holding directly or indirectly approximately 33.5% of Webster's outstanding stock. Mrs. Clark was concerned about the potential estate tax liability that would be due upon her death.

    At approximately the same time, Anna Q. Hortin, then owner of 11.6% of Webster's stock, began her own estate planning and had similar concerns about potential estate tax liability.

    In September 1999, Linda Clark and Sandra Clark Berry met with Mary Johnson (Anna Hortin's sister), a director of Webster and who together with her husband holds 9.06% of Webster's outstanding common stock, and Joye Hunt, Vice President of West Kentucky Bank, to discuss a possible sale of Webster as a solution to the estate liquidity problems of Mrs. Clark, Ms. Johnson and other substantial shareholders.

    On September 23, 1999, Linda Clark, Sandra Clark Berry, Mary Johnson, Vernon Johnson (who is Mary Johnson's husband), Anna Hortin, Webster Chairman Mark Mitchell, and Joye Hunt met with senior executives of a regional bank holding company to discuss mergers and acquisitions of financial institutions in general, and especially how a then proposed merger involving that holding company would affect Webster and West Kentucky Bank's future operations and prospects.

    In October 1999, Sandra Clark Berry was introduced to a representative of a national investment banking firm to discuss Webster's prospects as well as the prospects for a sale of Webster. On October 14, 1999, Linda Clark, Sandra Clark Berry, Mary Johnson, Vernon Johnson, and Joye Hunt met with the investment banker to discuss Webster's future prospects and a possible sale of Webster. They provided Webster's call reports, financial statements, and other relevant information to the investment banker for review and analysis.

    In November 1999, the investment banker approached, without success, a few regional bank holding companies whom the banker thought might be interested in a potential transaction with
Webster.   In December 1999, the investment banker introduced the
Webster shareholders to Steve Hovde of Hovde Financial with the thought that Mr. Hovde's firm could better assist the shareholders and Webster in locating a merger partner. Shortly thereafter, Mr. Hovde sent an initial due diligence list to Sandra Clark Berry to obtain information regarding Webster.

    On January, 10, 2000, Mr. Hovde met with Linda Clark, Sandra Clark Berry, Lisa Whitledge, Mary Johnson, Anna Hortin, Joye Hunt, and Mrs. Clark's financial advisors to further discuss planning for a potential sale of Webster as well as the estate planning needs of substantial Webster shareholders.

    On or about January 31, 2000, Linda Clark, Mary Johnson and
Sandra Clark Berry formally engaged Hovde Financial to assist them in locating a potential merger partner for Webster.

    During January and February 2000, Mr. Hovde and his staff prepared and distributed a confidential memorandum describing Webster and its operations to a select group of potential merger partners. On or about March 10, 2000, Hovde Financial began soliciting non-binding indications of interest from these potential merger partners. Within several weeks thereafter, Hovde Financial had received 3 written indications of interest from interested potential merger partners.

    On April 7, 2000, Matilda Fortenbery, the sister of Mary Johnson and Anna Hortin, and holder of 11.67% of Webster's outstanding common stock, became ill and was hospitalized for a substantial period of time. This event intensified the shareholders' concern about potential estate tax liability and the illiquid nature of their investment in Webster stock.

    During April and May 2000, Hovde Financial assembled and delivered due diligence information requested by the three potential merger partners who had delivered non-binding indications of interest.

    On May 19, 2000, Sandra Clark Berry, Linda Clark, Lisa Whitledge, Anna Horton, Joye Hunt, and Mary Johnson, and Steve Hovde and Gene Katz of Hovde Financial, met with representatives of the three potential merger partners. Integra was represented at the meeting by, among others, Michael T. Vea, Chairman, President and Chief Executive Officer and James E. Adams, Executive Vice President and Chief Financial Officer. Following presentations from the potential merger partners, the group met and instructed Mr. Hovde to pursue final indications of interest from the three merger partners.

    On or about June 15, 2000, Mr. Hovde presented final indications of interest from Integra and the two other potential merger partners to Linda Clark, Mary Johnson, Anna Hortin, Lisa Whitledge, Sandra Clark Berry, and Joye Hunt. After discussing the merits of each offer, the group instructed Mr. Hovde to undertake final financial negotiations with Integra regarding the total fixed number of shares Webster shareholders would receive in the merger.

    Mr. Hovde then contacted Mr. Vea and reached a final agreement with Integra that Integra would exchange 1,750,000 shares of Integra common stock for all of Webster's outstanding common stock, or an exchange ratio of 1,633.9869 Integra shares for each outstanding Webster share, subject to Webster board approval and the negotiation of a definitive merger agreement.

    On or about June 18, 2000, at Mr. Hovde's recommendation, Webster retained Frost Brown Todd LLC (formerly, Brown, Todd & Heyburn PLLC) to serve as counsel to Webster in connection with the negotiation and execution of a definitive merger agreement with Integra.

    On July 3, 2000, Sandra Clark Barry, Linda Clark and Mary Johnson met with Mark Mitchell, Chairman of Webster, Brian Stull, President and Chief Executive Officer of Webster, and Al Chancellor, Executive Vice President of West Kentucky Bank, and informed them of the majority shareholders' desire that Webster execute a definitive merger agreement with Integra. Messrs. Mitchell, Stull and Chancellor were each then provided with draft copies of the proposed definitive merger agreement with Integra.

    On July 5, 2000, the terms of the definitive merger agreement and related agreements were presented to Webster's Board of Directors. At the meeting, representatives of Frost Brown Todd reviewed the terms of the proposed merger agreement, and representatives of Hovde Financial made presentations analyzing the financial terms of the proposed merger and delivered Hovde Financial's opinion that the terms of the merger agreement were fair to Webster's shareholders from a financial point of view. After extensive discussion, the merger agreement and related agreements were approved unanimously by the board of directors of Webster and were signed on behalf of Webster and Integra shortly thereafter. Integra issued a press release to announce the signing of the merger agreement before the beginning of trading on July 6, 2000.

    After the execution of the merger agreement, Integra conducted investigations of the financial condition, prospects and operations of Webster, West Kentucky Bank, and West Kentucky Insurance. As a result of these investigations, Integra brought to Webster's attention several issues relating to Webster's loan portfolio, among other things. Webster reviewed the merits of these issues with Webster's legal, accounting and financial advisors and compiled responses and additional information addressing Integra's issues. Webster's executives and advisors also met several times with executives of Integra and its advisors to discuss Integra's issues and to consider various alternatives and compromises. Based on the alternatives then available to Webster and considering the advice of Webster's legal and financial advisors, certain significant Webster shareholders and members of Webster's board of directors authorized Hovde Financial and Frost Brown Todd to negotiate revised terms and conditions for the proposed merger with Integra and its representatives. A revised exchange ratio reducing the number of shares of Integra common stock to be issued in the merger to 1,500,000 was presented to and approved by the board of directors of Webster on September 25, 2000, and an amendment to the merger agreement was executed by Webster and Integra on September 27, 2000.

INTEGRA'S REASONS FOR THE MERGER

    In reaching its decision to approve the merger agreement, the board of directors of Integra considered the following factors, without assigning relative weights to them: the consistency of the acquisition with Integra's goal to grow through acquisition of financial institutions in Integra's primary markets; the number of shares of Integra common stock to be issued in the merger relative to Integra's valuation of Webster and consideration paid in other, recent, similar, reported transactions; and information concerning the business, financial condition, results of operations and prospects for Webster.

WEBSTER'S REASONS FOR THE MERGER

    In reaching their decision to initiate a sale of Webster, certain shareholders of Webster owning and controlling a majority of Webster's outstanding common stock consulted with their legal and financial advisors and with certain of Webster's and West Kentucky Bank's senior executives. Those shareholders and subsequently the board of directors considered a number of factors in reaching their decision, including the factors listed below that they deemed material, but did not assign any specific weight or priority to the factors considered.

    <circle>THE GREATER LIQUIDITY AFFORDED BY INTEGRA STOCK.  The board and the controlling shareholders noted that Integra common stock is traded on the Nasdaq National Market, which would give Webster shareholders much more liquidity than continued ownership of Webster common stock, for which no active trading market exists. Greater liquidity would reduce the estate planning issues facing Webster's majority shareholders and avoid a forced sale of Webster to generate the funds needed to meet potential estate tax obligations.

    <circle>THE FINANCIAL TERMS OF THE MERGER.  The board and the controlling shareholders noted that Webster shareholders would be likely to realize increases in earnings per share and dividends per share as a result of the merger, based on financial analyses prepared by its financial advisor. In addition, they noted that Integra common stock was then trading at multiples lower than peer institutions identified by its financial advisor, which they believed indicated that a transaction for a fixed number of shares of Integra common stock presented an opportunity for appreciation.

    <circle>THE EFFECT ON SHAREHOLDER VALUE OF WEBSTER MERGING
        WITH INTEGRA COMPARED TO CONTINUING AS AN INDEPENDENT ENTITY. The board and the controlling shareholders concluded that in the current banking environment, the merger with Integra would be more likely to enhance long-term shareholder value than would remaining independent. Integra is a regional financial institution operating in geographically and economically diverse markets, which the board believed would offer more opportunities for growth and long-term stock appreciation than a financial institution with operations limited to Webster and Hopkins counties.

    <circle>THE EFFECT OF THE MERGER ON WEBSTER'S EMPLOYEES AND
        THE CUSTOMERS AND COMMUNITIES WEBSTER SERVES. The board and the controlling shareholders noted that Integra could offer customers a wider range of financial products and services than could Webster as an independent institution. The board and the controlling shareholders also considered the banking and business philosophies of Integra and Webster to be compatible and believed that Integra has a reputation of commitment to its employees, customers and the communities it serves.

    <circle>THE OPINION OF WEBSTER'S FINANCIAL ADVISER THAT THE
        MERGER CONSIDERATION IS FAIR TO HOLDERS OF WEBSTER COMMON
        STOCK FROM A financial POINT OF VIEW. See "Opinion of
        Webster's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Webster board of directors and certain Webster senior executives have interests in the transactions contemplated by the merger agreement that are in addition to their interests as Webster shareholders and employees, including those referred to below.

    Under the merger agreement, Integra agreed to take all actions necessary to expand the board of directors of Integra Bank NA by one member as of the Effective Time and to elect Sandra Clark Berry, a member of the Webster board of directors, as a director of Integra Bank NA for not less than three years after the Effective Time.

    On the same date it entered into the merger agreement, Webster entered into termination benefits agreements with three of its executive officers, Albert B. Chancellor, Brian Stull and Joye Hunt. Under these agreements, Webster agreed to provide certain benefits to each of Mr. Chancellor, Mr. Stull and Ms. Hunt if such executive officer's employment is terminated following a change in control of Webster, subject to certain limitations, conditions and exceptions set forth in the agreements.

OPINION OF WEBSTER'S FINANCIAL ADVISOR

    Hovde Financial LLC ("Hovde") has delivered to the Webster board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated July 5, 2000 (the "Original Fairness Opinion") and updated on September 25, 2000 (the "Updated Fairness Opinion"), the exchange ratio is fair from a financial point of view to the holders of Webster common stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by Webster upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. THE FULL TEXT OF THE OPINIONS OF HOVDE, DATED JULY 5, 2000 AND SEPTEMBER 25, 2000, WHICH DESCRIBE THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED HERETO AS APPENDIX B. WEBSTER SHAREHOLDERS SHOULD READ THESE OPINIONS IN THEIR ENTIRETY.

    Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Webster's board of directors selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

    Hovde will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Webster regarding the merger, including the fairness opinion and financial advisory services provided to Webster. Based on the contract entered into by Webster, Hovde was due to receive $10,000 as initial retainer, $75,000 at the time of the signing of the definitive agreement, and a completion fee equal to 1.75% of total consideration implied to Webster shareholders at the time of the closing of the transaction. As of the date of this joint proxy statement/prospectus, such fee would have been approximately $____ based on Integra's closing price of $_____ on December __, 2000, and Hovde has received $85,000 of such fee to date.

    HOVDE'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY WEBSTER SHAREHOLDERS AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE WEBSTER MEETING. THE SUMMARY OF THE OPINIONS OF HOVDE SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINIONS.

    The following is a summary of the analyses performed by Hovde in connection with its Original Fairness Opinion. Certain of these analyses were presented to the Webster board by Hovde on July 5, 2000. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its Original Fairness Opinion or the presentation made by Hovde to the Webster board, but it does summarize all of the material analyses performed and presented by Hovde.

    On September 25, 2000, Hovde issued an Updated Fairness Opinion to reflect the proposed decrease in the exchange ratio from 1,633.9869 Integra shares for each outstanding Webster share, the level assumed in its Original Fairness Opinion, to 1,400.5602 Integra shares for each outstanding share of Webster. Hovde based its decision on a number of additional factors, not previously factored into the Original Fairness Opinion, such as the possibility of substantial loan losses, increased reserves and reduced interest income at Webster, and an increase in nominal offer value implied to Webster common stock based on an increase of the trading price of Integra common stock. After these analyses, Hovde reaffirmed its position that the exchange ratio is fair from a financial point of view to the Webster shareholders. The last closing price of Integra common stock was $20.125 on September 22, 2000 versus $16.50 on July 5, 2000. The total nominal consideration implied to the shareholders of Webster as of September 25, 2000 was $28,186.27 per share versus $26,960.78 per share as of July 5, 2000.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Webster board and its fairness opinion.

    In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Webster and Integra. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the exchange ratio, from a financial point of view, to the Webster shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which Webster might engage. In addition, as described above, Hovde's opinion to the Webster board was one of many factors taken into consideration by the Webster board in making its determination to approve the merger agreement.

    During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Webster and Integra and material prepared in connection with the merger, including, among other things, the following:

    <circle>the merger agreement;

    <circle>certain historical publicly available information
        concerning Webster and Integra;

    <circle>the nature and terms of recent merger transactions;
        and

    <circle>financial and other information provided to Hovde by the management of Webster and Integra. Hovde conducted meetings and had discussions with members of senior management of Webster and Integra for purposes of reviewing the future prospects of Webster and Integra. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

    In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by Webster or Integra were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Webster and Integra as to the future financial performance of Webster, Integra or the combined entity, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Webster. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Webster and Integra made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

    THE SHAREHOLDERS OF WEBSTER SHOULD BE AWARE THAT THE FOLLOWING ANALYSES WERE DONE IN CONJUNCTION WITH HOVDE ISSUING ITS ORIGINAL FAIRNESS OPINION ON JULY 5, 2000, BASED ON AN EXCHANGE RATIO OF 1,633.9869 INTEGRA SHARES FOR EACH OUTSTANDING WEBSTER SHARE. THE EXCHANGE RATIO AT THE TIME OF THESE ANALYSES WAS HIGHER THAN THE ADJUSTED EXCHANGE RATIO OF 1,400.5602 INTEGRA SHARES TO BE ISSUED IN THE MERGER FOR EACH OUTSTANDING WEBSTER SHARE AS REFLECTED IN THE SEPTEMBER 25, 2000 UPDATED FAIRNESS OPINION.

    IMPLIED OFFER VALUE ANALYSIS BASED ON INTEGRA HISTORICAL TRADING VALUATION. Hovde reviewed the implied offer value per share to Webster common stock based on the price of Integra common stock at different intervals prior to June 28, 2000, using the 5-day, 15-day, 30-day, 45-day, 60-day, 90-day and year-to-date average closing price of Integra common stock during such period. Using such average closing prices, Hovde observed that the implied value per share to Webster common stock was as follows:

                                 Integra       Implied Value
                                 Average         for Webster
                              Closing Price     Common Stock

June 27, 2000                          $17.75    $29,003.27
Last 5 Trading Days                    $17.70    $28,926.67
Last 15 Trading Days                   $18.06    $29,512.19
Last 30 Trading Days                   $18.80    $30,721.51
Last 45 Trading Days                   $19.49    $31,846.29
Last 60 Trading Days                   $19.87    $32,473.79
Last 90 Trading Days                   $21.04    $34,370.46
All Trading Days Year-to-Date          $21.90    $35,786.57

    Hovde advised the Webster board that although the Webster board should be aware of what an approximate announced transaction value would be for Webster, it was more appropriate to analyze a potential transaction with Integra based on the 60-day or 90-day trading average of Integra common stock.

    Hovde also provided a sensitivity analysis of potential decreases and increases in Integra's common stock price up to 25% from its June 27, 2000 closing price of $17.75 and the impact to the implied offer value for Webster. Assuming Integra common stock decreased 25% to $13.31 per share, the implied offer value to Webster common stock would be $21,572.45 per share. Assuming Integra common stock increased 25% to $22.19 per share, the implied offer value to Webster common stock would be $36,254.08 per share.

    ANALYSIS OF SELECTED MERGERS. As part of its analysis, Hovde reviewed comparable mergers announced since January 1, 1992, involving banks in Kentucky in which the seller's assets were between $50 million and $1 billion and the seller's return on average equity was between 0.50% and 1.50%. This Kentucky merger group consisted of the following 30 transactions:

               Buyer                           Seller

Commonwealth Bancshares Inc.,          Commonwealth Financial Corp.,
Shelbyville, KY                        Louisville, KY

Premier Financial Bancorp Inc.,        Mt. Vernon Bancshares, Inc.,
Georgetown, KY                         Mount Vernon, KY

Union Planters Corp.,                  First & Farmers Bkshrs, Inc.,
Memphis, TN                            Somerset, KY

Area Bancshares Corp.,                 Peoples Bncp, Winchester, Inc.,
Owensboro, KY                          Winchester, KY

Union Planters Corp.,                  Southeast Bancorp Inc.,
Memphis, TN                            Corbin, KY

Integra Bank Corporation,              Trigg Bancorp, Inc.,
Evansville, IN                         Cadiz, KY

Citizens National Corporation,         Josephine Bancshares, Inc.,
Paintsville, KY                        Prestonburg, KY

Area Bancshares Corp.,                 Cardinal Bancshares Inc.,
Owensboro, KY                          Lexington, KY

Commercial Bancshares, Inc.,           Commercial Bank,
West Liberty, KY                       West Liberty, KY

Classic Bancshares Inc.,               First Paintsville Bkshrs, Inc.,
Ashland, KY                            Paintsville, KY

Premier Financial Bancorp Inc.,        Farmers Deposit Bancorp,
Georgetown, KY                         Eminence, KY

Matewan BancShares Inc.,               Bank One-Pikeville, NA,
Matewan, WV                            Pikeville, KY

Old National Bancorp,                  City National Bancorp, Inc.,
Evansville, IN                         Fulton, KY

National City Corp.,                   United Bncp of Kentucky, Inc.,
Cleveland, OH                          Lexington, KY

Community Trust Bancorp,               Woodford Bancorp, Inc.,
Pikeville, KY                          Versailles, KY

Community Trust Bancorp,               Commercial Bank,
Pikeville, KY                          Middlesboro, KY

United Bncp of Kentucky Inc.,          American Fidelity B&TC,
Lexington, KY                          Corbin, KY

Greensburg Bancorp, Inc.,              Peoples Bncrp-Green,
Shepherdsville, KY                     Greensburg, KY

Peoples First Corp.,                   Libsab Bancorp, Inc.,
Paducah, KY                            Mayfield, KY

CBT Corporation,                       BMC Bankcorp, Inc.,
Paducah, KY                            Benton, KY

Fifth Third Bancorp,                   Natl Bncp of KY, Inc.,
Cincinnati, OH                         Cynthiana, KY

CNB Bancshares Inc.,                   Union Bank & Trust Company,
Evansville, IN                         Morganfield, KY

Trans Financial Inc.,                  Kentucky Community Bncp, Inc.,
Bowling Green, KY                      Maysville, KY

Union Planters Corp.,                  Mid-South Bancorp, Inc.,

Memphis, TN                            Franklin, KY

Trans Financial Inc.,                  Trans Kentucky Bancorp,
Bowling Green, KY                      Pikeville, KY

First Breckinridge Bkshrs, Inc.,       Bank of Clarkson,
Irvington, KY                          Clarkston, KY

Area Bancshares Corp.,                 Commonwealth Bancorp,
Owensboro, KY                          Glasgow, KY

Trans Financial Inc.,                  Dawson Springs Bancorp, Inc.,
Bowling Green, KY                      Maysville, KY

Area Bancshares Corp.,                 Southern Deposit Bank,
Owensboro, KY                          Russellville, KY

CNB Bancshares Inc.,                   First Corporation,
Evansville, IN                         Henderson, KY


    Hovde calculated the medians and averages for the following relevant transaction ratios in the Kentucky merger group: the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's book value per share and tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. The results of this analysis are as follows:

          Announced   Announced   Announced    Announced
         Deal Price/ Deal Price/ Deal Price/   Tangible
         Book Value   Tangible    4-Qtr EPS   Book Value
             (%)     Book Value      (x)       Premium/
                         (%)                 Core Deposits
                                                  (%)

Median      173.71      197.71      15.4        8.64
Average     194.00      205.66      15.9       11.20
High        370.31      370.31      32.2       36.93
Low         106.63      106.63       9.4        0.98

    These results were then compared to the implied pricing multiples of Integra's offer to Webster shareholders based on Integra's closing price as of June 27, 2000, Integra's 60-day trading average, Integra's year-to-date high closing price and Integra's all-time high closing price. For the purposes of this analysis and inline with how this transaction would be reported to the market, Webster's latest available public data including book value, tangible book value and core deposits as of December 31, 1999 and net income for the twelve months ending December 31, 1999, were utilized. The results of this analysis are as follows:

                  Announced Announced Announced    Announced
                    Deal      Deal      Deal       Tangible
                   Price/    Price/    Price/     Book Value
                    Book    Tangible  4-Qtr EPS    Premium/
                   Value     Book       (x)     Core Deposits
                    (%)      Value                   (%)
                             (%)

June 27, 2000       164.20   164.20     13.7         4.84
60-day average      183.84   183.84     15.4         6.32
Year-to-date high   252.07   252.07     21.1        11.46
All-time high       415.53   415.53     34.8        23.78

    DISCOUNTED CASH FLOW ANALYSIS. Hovde performed a discounted cash flow analysis to determine a present value per share of Webster common stock assuming Webster continued to operate as a stand-alone entity and was acquired at a later date. This present value was determined by projecting Webster's after-tax net income for the five calendar years ending December 31, 2000 through 2004. For purposes of this analysis, Hovde assumed that Webster's earnings per share for these five calendar years would be $2,756.19, $3,062.04, $3,291.70, $3,538.57 and $3,803.97,
respectively, based upon Webster's 2000 budgeted net income and then applying historical growth rates for Webster to estimate future years' earnings per share. These projections were shared by Hovde with senior management of Webster, who did not object to the estimates used by Hovde. The "terminal value" per share, meaning the projected 2004 value per share, of Webster common stock was determined by applying a price to earnings multiple of
11.5 times against Webster's projected earnings at December 31, 2004. The present value of the terminal value was then determined using an annual discount rate of 13.50%, which Hovde viewed as the appropriate discount rate for a company with Webster's risk characteristics. The above calculations resulted in a net present value per share of Webster common stock of $28,861.50. As part of this analysis, Hovde also provided a table, set forth immediately below, that utilized a discount rate ranging from 12.00% to 15.50% and varied the terminal multiple value from 10.0 to 14.0 times Webster's projected earnings at December 31, 2004.

NPV PER SHARE ( DISCOUNT RATE VS. TERMINAL VALUE MULTIPLE)
                       Discount Rate

                             12.00     12.50     13.00     13.50

         10.00          26,594.84  26,137.06  25,689.29  25,251.28

         10.50          27,864.02  27,383.83  26,914.14  26,454.69

         11.00          29,133.20  28,630.60  28,138.99  27,658.10
Terminal
         11.50          30,402.38  29,877.36  29,363.84  28,861.50
Value
         12.00          31,671.56  31,124.13  30,588.69  30,064.91
Multiple
         12.50          32,940.74  32,370.90  31,813.53  31,268.32

         13.00          34,209.93  33,617.67  33,038.38  32,471.72

         13.50          35,479.11  34,864.44  34,263.23  33,675.13

         14.00          36,748.29  36,111.21  35,488.08  34,878.54

               Discount Rate

                             14.00     14.50     15.00     15.50

         10.00          24,822.77  24,403.51  23,993.25  23,591.78

         10.50          26,005.20  25,565.42  25,135.09  24,713.98

         11.00          27,187.63  26,727.33  26,276.93  25,836.17
Terminal
         11.50          28,370.07  27,889.25  27,418.77  26,958.36
Value
         12.00          29,552.50  29,051.16  28,560.61  28,080.56
Multiple
         12.50          30,734.93  30,213.07  29,702.44  29,202.75

         13.00          31,917.36  31,374.99  30,844.28  30,324.94

         13.50          33,099.80  32,536.90  31,986.12  31,447.14

         14.00          34,282.23  33,698.82  33,127.96  32,569.33


    CONTRIBUTION ANALYSIS. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits, common equity and tangible common equity at May 31, 2000 for Webster, and as of March 31, 2000 for Integra and actual fiscal year 1999 GAAP basis net income and estimated fiscal years 2000 and 2001 GAAP and cash basis net income that would be contributed to the combined company on a pro-forma basis by Webster and Integra. In addition, this analysis showed that holders of Webster common stock would own approximately 9.07% of the pro forma common shares outstanding of Integra.

                                      Webster     Webster
                                   Contribution  Ownership
                                    to Integra  in Integra

Total Assets                           11.30%      9.07%
Loans                                   9.36%      9.07%
Deposits                               12.87%      9.07%
Equity                                  8.14%      9.07%
Tangible Equity                         9.50%      9.07%
Net Income GAAP - 1999                  9.33%      9.07%
Net Income GAAP - Estim. 2000           8.25%      9.07%
Net Income Cash - Estim. 2000           7.48%      9.07%
Net Income GAAP - Estim. 2001           8.35%      9.07%
Net Income Cash - Estim. 2001           7.63%      9.07%


    FINANCIAL IMPLICATIONS TO WEBSTER SHAREHOLDERS. Hovde prepared an analysis of the financial implications of the Integra offer to a holder of Webster common stock. This analysis indicated that on a pro forma equivalent basis, assuming realized after-tax cost savings and revenue enhancements of $500,000 in 2001 and $750,000 in 2002 and on, a stockholder of Webster would achieve approximately 9.9% accretion in GAAP earnings per share, an increase of approximately 21.2% in cash earnings per share, an increase in dividends per share of approximately 357.5% and an increase in book value per share of approximately 1.7% in 2000 as a result of the consummation of the merger. Assuming that the projected earnings per share and dividends per share do not materially change from historical growth rate levels, the holders of Webster common stock will experience an increase of approximately 24.7% in GAAP earnings per share, an increase of approximately 33.0% in cash earnings per share, an increase of approximately 619.9% in dividends per share, and a decrease of approximately 10.3% in book value per share in 2004 as a result of the consummation of the merger. The table below summarizes the results discussed above:

                   GAAP EPS

                        2000       2004
Webster standalone   $2,756.30  $3,803.92
Pro Forma            $3,028.43  $4,745.33
% Acc/Dil                 9.9%      24.7%


                   CASH EPS

                       2000       2004
Webster standalone   $2,756.30  $3,803.92
Pro Forma            $3,341.62  $5,058.52
% Acc/Dil               21.2%      33.0%


                   DIVIDENDS PER SHARE

                          2000           2004
Webster standalone     $300.00         $300.00
Pro Forma            $1,372.55       $2,159.74
% Acc/Dil               357.5%          619.9%

                   BOOK VALUE PER SHARE

                           1999            2003
Webster standalone      $20,201.09      $32,696.70
Pro Forma               $20,539.52      $29,331.70
% Acc/Dil                     1.7%          -10.3%


    COMPARATIVE SHAREHOLDER RETURNS. Hovde presented an analysis of comparative theoretical shareholder returns in several scenarios, including Webster remaining independent, Webster being acquired in 2004, Webster being acquired by Integra through the merger and Webster being acquired by Integra through the merger with Integra in turn being acquired in 2004. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations, using historical operating and acquisition price-to-earnings multiples, indicated total shareholder returns of 1.51% if Webster remained independent, 13.79% for a merger in 2004, 23.61% based on the acceptance of the offer from Integra, and 31.42% based on the acceptance of the offer from Integra and Integra in turn being acquired in 2004.

    COMPARISON OF SELECTED COMPARABLE COMPANIES. Hovde compared selected operating and stock market characteristics of Integra to the publicly available corresponding data of certain other companies that Hovde deemed to be relevant, including 1{st} Source Corporation, AMCORE Financial, Inc., Area Bancshares Corporation, Brenton Banks, Inc., Chemical Financial Corporation, Community Trust Bancorp, First Financial Bancorp, First Financial Corporation, First Merchants Corporation, German American Bancorp, Mid-America Bancorp, Old National Bancorp and S.Y. Bancorp, Inc. (collectively, the "Peer Group"). The comparison showed with regard to stock trading multiples, among other things, that based on financial data as of March 31, 2000, earnings estimates from Zacks Investment Research as of June 27, 2000 and market prices as of June 27, 2000 (i) Integra's market price as a multiple of book value was 1.36x, compared with the median of 1.49x and the average of 1.73x for the Peer Group, (ii) Integra's market price as a multiple of tangible book value was 1.61x, compared with the median of 1.55x and the average of 1.87x for the Peer Group, (iii) Integra's market price as a multiple of 2000 estimated EPS was 9.5x, compared with the median of 11.6x and the average of 12.0x for the Peer Group and (iv) Integra's market price as a multiple of 2001 estimated EPS was 8.7x, compared with the median of 10.5x and the average of 11.0x for the Peer Group.

    Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the exchange ratio was fair from a financial point of view to the Webster shareholders.

    THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE WEBSTER BOARD OF DIRECTORS AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO THE WEBSTER BOARD OF DIRECTORS AND ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF WEBSTER OR INTEGRA. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

RECOMMENDATION OF WEBSTER'S BOARD OF DIRECTORS

    For the reasons described above, the board of directors of Webster believes that the affiliation with Integra through the merger is in the best interest of Webster, its shareholders, the communities it serves and other constituencies.


     THE WEBSTER BOARD OF DIRECTORS RECOMMENDS THAT WEBSTER
    SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

CLOSING AND EFFECTIVE TIME

    The merger agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the merger will be held on the date fixed by agreement of Integra and Webster as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

    If the merger agreement is approved by the requisite vote of Webster shareholders, all other conditions of the merger agreement are satisfied or waived and the closing is held, the merger will become effective at the date and time (the "Effective Time") specified in the articles of merger that are required to be filed with the Offices of the Secretaries of State of Kentucky and Indiana. It is presently contemplated that the Effective Time will occur during the first quarter of 2001. The merger agreement may be terminated by either party if, among other things, the closing does not occur on or before March 15, 2001. See "-Termination and Waiver."

CONVERSION OF WEBSTER COMMON

    As a result of the merger, each share of Webster common stock issued and outstanding immediately before the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under Kentucky law, will be converted into the right to receive 1,400.5602 shares of Integra common stock.

    No fractional shares of Integra common stock will be issued in the merger. Webster shareholders will receive cash in lieu of fractional interests in a share of Integra common stock equal to the product of the fractional interest and the closing price of a share of Integra common stock as reported in THE WALL STREET JOURNAL (Midwest Edition) on the Nasdaq National Market Tier of the Nasdaq Stock Market for the last trading day prior to the closing. The shares of Integra common stock to be issued in the merger and cash paid in lieu of fractional interests are referred to as the "Merger Consideration."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of Webster common stock into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates that represented shares of Webster common stock before the Effective Time will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Integra common stock.

    As soon as reasonably practicable after the Effective Time, an exchange agent appointed by Integra will send a transmittal letter and instructions to each record holder of certificates for Webster common stock whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Integra common stock such holder is entitled to receive pursuant to the merger, the amount of cash such holder is due in lieu of any fractional share, and the procedures for surrendering Webster stock certificates, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for Webster common stock will pass, only upon proper delivery of the certificates for Webster common stock to the exchange agent. The letter of transmittal will be in such form and have such other provisions as the merger agreement contains and as Integra may reasonably specify. After the receipt by the exchange agent of a holder's certificates for Webster common stock, together with a duly executed letter of transmittal and any other required documents, the exchange agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the merger agreement.

    WEBSTER SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES
FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

    Unless a shareholder delivers his or her certificates for Webster common stock to the exchange agent, together with a duly executed letter of transmittal and any other required documents, dividends or other distributions on the shares of Integra common stock issuable to the shareholder and any cash payments for fractional shares that would otherwise be payable will not be delivered to the shareholder. In such a case, cash payment for fractional shares and any dividends or other distributions on such shares of Integra common stock with a record date following the Effective Time will be paid to the shareholder only upon surrender of the certificates for Webster common stock, together with a duly executed letter of transmittal and any other required documents. No interest on any such cash payment or dividends will accrue or be paid.

    If a shareholder has lost his or her certificate for Webster common stock, the exchange agent will issue the Merger
Consideration payable on the shares represented by the lost certificate only upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by Integra.

DISSENTERS' RIGHTS

    The rights of Webster shareholders who choose to dissent from the merger are governed by the provisions of the Kentucky
Business Corporation Act (the "KBCA"). A copy of the provisions of the KBCA governing dissenters' rights (KRS 271B.13-010 to 271B.13-310) is attached as Appendix C to this proxy statement/prospectus.

    Any shareholder who wishes to assert dissenters' rights must deliver to Webster a written notice indicating that shareholder's intent to demand payment for his or her shares if the merger is completed. This notice should be addressed to Webster Bancorp, Inc., 104 Main Street, Clay, Kentucky 42404, Attn: Sandra Clark Berry. The shareholder's notice must be delivered to Webster before the vote is taken at the special meeting and the shareholder must not vote in favor of the proposed merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they beneficially own. Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to Webster the consent of the record holder of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the merger will forfeit the right to receive payment for his or her shares as a dissenting shareholder under the KBCA.

    If the merger is approved at the special meeting, Webster will deliver a written dissenters' notice to all shareholders who satisfied the requirements set forth above. This dissenters' notice must be sent no later than 10 days after approval of the merger by shareholders and must:

    <circle>state where demand for payment should be sent and
        where and when certificates for certificated shares should be deposited;

    <circle>inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received;

    <circle>supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed merger, which occurred on July 5, 2000 with respect to the merger, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    <circle>establish a date by which Webster must receive a
        demand for payment, which date shall be no less than 30 nor more than 60 days after the dissenters' notice is delivered; and

    <circle>be accompanied by a copy of the provisions of the
        KBCA pertaining to dissenters' rights.

A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are canceled or modified by consummation of the merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares under the dissenters' statute, but will be entitled to receive the Merger Consideration.

    If a dissenting shareholder was the beneficial owner of his shares on or before the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which occurred on July 5, 2000 with respect to the merger, the KBCA requires Webster to pay any pre-announcement shareholder the amount Webster estimates to be the fair value of his shares plus accrued interest. Payment must be made as soon as the merger is consummated and must be accompanied by year-end and interim financial statements of Webster, a statement of Webster's estimate of the fair value of the shares, an explanation of how interest was calculated, a statement of the dissenting shareholder's right to demand payment, and a copy of the provisions of the KBCA pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to the news media or to shareholders of the proposed merger, Webster may elect to withhold payment of the fair value of such shareholder's shares. To the extent such payment is withheld, Webster is required to estimate the fair value of the dissenting shareholder's rights plus interest and offer to pay this amount to each such shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of Webster's estimate of value, an explanation of how interest was calculated and a statement of the dissenting shareholder's right to demand payment under the KBCA.

    The KBCA provides that a dissenting shareholder may notify Webster in writing of his estimate of the fair value of his shares and interest due and demand payment of the amount of such estimate (less any payment already made by Webster), or reject Webster's offer to a pre-announcement shareholder and demand payment of the fair value of his shares if:

    <circle>the dissenter believes the amount paid or offered is less than the fair value of his shares, or if the interest due is incorrectly calculated,

    <circle>Webster fails to pay any pre-announcement
        shareholders, within 60 days after the date set for demanding payment, or

    <circle>if the proposed merger is not consummated, Webster fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

In order to exercise these rights, a dissenter must notify
Webster in writing within 30 days after Webster made or offered payment for the dissenter's shares.

    If a demand for payment by a dissenting shareholder remains unsettled within 60 days after Webster's receipt of the demand for payment, Webster must commence a proceeding in the circuit court of Webster County, Kentucky and petition the court to determine the fair value of the shares and accrued interest. If such a proceeding is not commenced within the 60-day period, Webster must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by Webster plus interest on such difference, in the case of a pre-announcement shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which Webster elected to withhold payment in the case of other dissenting shareholders. The court in an appraisal proceeding will determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, against Webster, except the court may assess costs against dissenters to the extent the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess fees and expenses of attorneys and experts for the parties against Webster if the court finds that Webster did not substantially comply with the requirements of the KBCA regarding dissenters' rights, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The KBCA also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against Webster.

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE KBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF WEBSTER, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE KBCA INCLUDED HEREIN AS APPENDIX C.

REGULATORY APPROVALS

    Integra agreed, in the merger agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the merger. The merger cannot proceed without such regulatory approvals.

    Although the merger of Webster into Integra is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), the Federal Reserve Board waived that requirement on October 30, 2000, because of the need to obtain regulatory approval of the concurrent merger of Webster's subsidiary, West Kentucky Bank, into Integra's subsidiary, Integra Bank NA. Under the Bank Merger Act, as amended (the "Merger Act"), the bank merger must be approved by the OCC.

    The Merger Act provides that the OCC may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the OCC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the OCC is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the Bank Holding Company Act as interpreted by the OCC and the courts, the OCC may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

    Integra has filed an application with the OCC and expects the OCC to act on the application prior to the special meeting; however, approval cannot be assured. Separate approval of the bank merger is not required from the Kentucky Department of Financial Institutions ("KDFI"); however, the KDFI and the Federal Reserve Board have received a copy of the OCC application and will have an opportunity to comment on it.

    The merger may not be consummated until 30 days following OCC approval, during which time the Department of Justice ("DOJ") may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the OCC and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of OCC approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the effect of the merger on competition differently than the OCC and, thus, it is possible that the DOJ could reach a different conclusion than the OCC regarding the competitive effects of the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the merger to certain Webster shareholders and is not a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the merger agreement. The discussion does not address all aspects of federal income taxation that may be applicable to Webster shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the merger that are applicable to Webster shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Webster common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each Webster shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the merger to such shareholder. The discussion assumes that shares of Webster common stock are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) at the Effective Time.

    It is a condition to the merger that the parties receive an opinion from Baker & Daniels, counsel to Integra ("Counsel"), to the effect that, assuming the merger occurs in accordance with the merger agreement, the merger will constitute a reorganization for federal income tax purposes under Section 368(a) of the Code, with the following federal income tax consequences:

    <circle>Webster shareholders will recognize no gain or loss as a result of the exchange of their Webster common stock solely for shares of Integra common stock pursuant to the merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

    <circle>The aggregate adjusted tax basis of the shares of
        Integra common stock received by each Webster shareholder in the merger (including any fractional share of Integra common stock deemed to be received, as described below) will be equal to the aggregate adjusted tax basis of the shares of Webster common stock surrendered.

    <circle>The holding period of the shares of Integra common stock received by each Webster shareholder in the merger (including any fractional share of Integra common stock deemed to be received, as described below) will include the holding period of the shares of Webster common stock exchanged therefor.

    <circle>A Webster shareholder who receives cash in lieu of a fractional share of Integra common stock will be treated as if the fractional share had been received by such shareholder in the merger and then redeemed by Integra in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Integra common stock allocable to the fractional share.

    <circle>Cash received by Webster shareholders exercising
        dissenters' rights will be treated as a distribution in full payment of such shares, resulting in capital gain or loss, or ordinary income, as the case may be, depending upon such shareholder's individual situation.

    Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by Integra and Webster. If any of these representations or assumptions is inaccurate, the tax consequences of the merger could differ from those described herein. Counsel's opinion will also be based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service, has no binding effect. The Internal Revenue Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither Integra nor Webster has requested an advance ruling as to the federal income tax consequences of the merger.

    Based upon the advice of Counsel, the parties believe that the merger will qualify as a reorganization for federal income tax purposes. Accordingly, the material federal income tax consequences to a holder of Webster common stock will be as described above.

    THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF WEBSTER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF WEBSTER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    Integra will account for the merger as a purchase. Integra will record, at fair value, the acquired assets and assumed
liabilities of Webster.   To the extent the total purchase price
exceeds the fair value of the assets acquired and liabilities assumed, Integra will record goodwill. Integra will include in its results of operations the results of Webster's operations after the merger.

RESALE OF INTEGRA COMMON STOCK ISSUED IN THE MERGER

    The Integra common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to Webster shareholders who are considered to be "affiliates" of Webster or Integra under Rule 145 under the Securities Act or of Integra under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

    Affiliates of Webster may not sell the shares of Integra common stock received in the merger except:

    <circle>pursuant to an effective registration statement under the Securities Act,

    <circle>in compliance with an exemption from the registration requirements of the Securities Act, or

    <circle>in compliance with Rule 144 and Rule 145 under the
        Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Integra has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions.

    Webster has agreed to use its best efforts to deliver to Integra signed representations by each person who may be deemed to be an affiliate of Webster that the person will not sell, transfer or otherwise dispose of the shares of Integra common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

    This proxy statement/prospectus does not cover any resales of Integra common stock received by affiliates of Webster.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties which are customary in these transactions, including, among other things:

    <circle>Representations and warranties by Integra and Webster related to organization and corporate power;
        capitalization; authorization, execution and delivery of the merger agreement; compliance of the merger agreement with organizational documents, agreements, laws and regulations; absence of any undisclosed liabilities; absence of any change in financial condition, results of operations or business; absence of any litigation, claim or other proceeding; compliance with applicable laws and regulations; belief that the merger will qualify as a tax-free reorganization; absence of any untrue statements or omissions of material fact in the merger agreement and related documents; absence of enforcement actions and other regulatory-related matters; filing of tax returns and payment of taxes; and absence of any obligation to pay brokers' or finders' fees in connection with the merger other than Webster's obligation to Hovde Financial LLC.

    <circle>Further representations and warranties by Integra
        related to authorization and nonassessability of the shares of Integra common stock to be issued in the merger; delivery and accuracy of reports filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, Nasdaq and any other regulatory agency; conformity of financial statements in those reports to generally accepted accounting principles ("GAAP"); and absence of any requirement to obtain the approval of Integra's shareholders in connection with the merger.

    <circle>Further representations and warranties by Webster
        related to ownership and organization of subsidiaries; conformity of financial statements of Webster and its subsidiaries to GAAP; title to properties; insurance; labor and employment matters; delivery and accuracy of reports filed by Webster and its subsidiaries with the Federal Reserve Board, the FDIC, the KDFI and any other regulatory agency; loan portfolio; investment portfolio; interest rate risk management instruments; compliance of employee benefit plans with applicable laws, rules and regulations; environmental-related conditions or events; non-banking activities; trust administration; compliance with fair lending and community reinvestment statutes; and material contracts and agreements to which Webster or its subsidiaries are party or by which it or they are bound.

COVENANTS

    The merger agreement contains covenants that the parties will take, or refrain from taking, certain actions prior to the Effective Time.

    <circle>As to Integra, these covenants include, among other things, agreements to file all regulatory applications required to consummate the merger and keep Webster informed of the status of such applications; file a registration statement on Form S-4 with the SEC relating to the shares of Integra common stock to be issued in the merger; file any application to list on Nasdaq the shares of Integra common stock to be issued in the merger; notify Webster of any event that would cause or constitute a breach of any of its representations or agreements contained in the merger agreement; use its reasonable best efforts to maintain in effect for three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Webster; provide Webster with access to books and records relating to Integra's assets, properties, operations and liabilities; and take necessary action to expand the board of directors of Integra Bank NA by one member as of the Effective Time and elect Sandra Clark Berry as a director of Integra Bank NA for not less than three years after the Effective Time (see "- Interests of Certain Persons in the Merger").

    <circle>The covenants made by Webster include, among other things, agreements by Webster and its subsidiaries not to declare or pay any dividend or make any other distribution to shareholders except for cash dividends on the Webster common stock in the amounts specified in the merger agreement (however, holders of Webster common stock may receive cash dividends attributable either to Webster or Integra, but not both, for the quarter in which the Effective Time occurs); to conduct their business in the ordinary course and maintain existing business organization and relationships; to notify Integra of any event that may have a material adverse effect on Webster or would cause or constitute a breach of any of Webster's representations or agreements contained in the merger agreement; to provide Integra with access to books and records relating to their assets, properties, operations and liabilities; to cause a special meeting of Webster shareholders to be held and recommend approval of the merger agreement subject to the exercise of directors' fiduciary duties; to use their reasonable best efforts to obtain any and all necessary third party consents for the transfer or assumption of leases, contracts and rights pursuant to the merger; to furnish Integra with the information in Webster's possession that is required for any regulatory applications in connection with the merger; and to pay to Integra a termination fee of $1,500,000 upon the occurrence of certain specified events (see "-No Solicitation; Fees and Expenses").

CONDITIONS TO THE MERGER

    In addition to the approval of Webster shareholders, the obligations of both parties to consummate the merger are subject to the satisfaction or waiver of certain other conditions, including, among others:

    <circle>that all required regulatory approvals have been
        obtained;

    <circle>that no court order preventing consummation of the merger is in effect;

    <circle>that no action or proceeding to restrain the merger is pending;

    <circle>that there has been no action taken or any statute, rule, regulation or order enacted which would make the consummation of the merger illegal; and

    <circle>the effectiveness of the Registration Statement and the absence of a stop order with respect thereto.

    The obligation of Integra to consummate the merger is further conditioned on the following:

    <circle>the continued accuracy, subject to the materiality standard set forth in the merger agreement, of the representations and warranties of Webster in the merger agreement;

    <circle>the performance and compliance in all material
        respects of all obligations and agreements to be performed by Webster under the merger agreement;

    <circle>the receipt of all documents required to be received from Webster; and

    <circle>the receipt of an opinion of Baker & Daniels to the effect that the merger will constitute a tax-free reorganization.

    The obligation of Webster to consummate the merger is further conditioned on the following:

    <circle>the continued accuracy, subject to the materiality standard set forth in the merger agreement, of the representations and warranties of Integra in the merger agreement;

    <circle>the performance and compliance in all material
        respects of all obligations and agreements to be performed by Integra under the merger agreement;

    <circle>the receipt of all documents required to be received from Integra;

    <circle>the receipt of a copy of the tax opinion of Integra's counsel, Baker & Daniels;

    <circle>the approval for listing on Nasdaq of the shares of
        Integra common stock issuable pursuant to the merger agreement; and

    <circle>the confirmation or non-withdrawal, as of the date of mailing this proxy statement/prospectus, of an opinion from its financial advisor to the effect that the Merger Consideration is fair, from a financial viewpoint, to the Webster shareholders.

TERMINATION AND WAIVER

    The merger agreement may be terminated and the merger abandoned prior to the Effective Time, before or after approval of the merger agreement by the Webster shareholders:

    <circle>by mutual consent of Webster and Integra;

    <circle>by Integra, if there is a breach, subject to the
        materiality standard set forth in the merger agreement, in any of Webster's representations, warranties or agreements that is not cured within 30 days after Integra notifies Webster to cure the breach;

    <circle>by Webster, if there is a breach, subject to the
        materiality standard set forth in the merger agreement, in any of Integra's representations, warranties or agreements that is not cured within 30 days after Webster notifies Integra to cure the breach;

    <circle>by Integra, if any of the conditions to its
        obligation to consummate the merger have not been satisfied or waived by the closing date;

    <circle>by Webster, if any of the conditions to its
        obligation to consummate the merger have not been satisfied or waived by the closing date;

    <circle>if any necessary regulatory approval is finally
        denied;

    <circle>by Integra, if its board of directors reasonably
        determines in good faith that any of the requisite regulatory approvals imposes a burdensome condition that would render consummation of the merger inadvisable;

    <circle>by Integra, if Webster or its subsidiaries become
        subject to any new or amended regulatory enforcement action or proceeding which would have a material adverse effect on Webster; and

    <circle>by either party, if the closing date does not occur on or prior to March 15, 2001, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants or agreements set forth in the merger agreement.

    Webster and Integra may, by written instrument, amend or modify the merger agreement in whole or in part, or waive compliance with any of the covenants or conditions of the merger agreement, before or after approval of the merger agreement by the Webster shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

    The merger agreement prohibits Webster, its subsidiaries and their officers, directors and representatives, from soliciting, initiating or encouraging, or (subject to the fiduciary duties of the board of directors as advised by counsel) holding discussions or negotiations with, or providing any information to any person in connection with any proposal from any third parties regarding an acquisition of Webster, its subsidiaries, or all or any substantial portion of their business, assets, shares of Webster common stock or other securities of Webster or its subsidiaries. Webster is required to communicate to Integra the terms of any such proposal.

    Except as described below or as otherwise expressly provided in the merger agreement, each party is to pay its own fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated therein.

    Webster is required to pay Integra a termination fee of $1,500,000 upon the occurrence of any of the following events without the prior written consent of Integra:

    <circle>the acquisition by anyone other than Integra of
        beneficial ownership of 15% or more of any shares of voting capital stock of Webster or any of its subsidiaries, but only if the acquirer has publicly announced its opposition to or its intention not to vote in favor of the merger agreement, or the acquirer has proposed or entered into an agreement relating to a merger or other combination with Webster or any of its subsidiaries, or the acquirer has commenced or indicated its intention to commence an offer for any shares of capital stock of Webster or its subsidiaries;

    <circle>the board of directors of Webster has failed to
        recommend to Webster shareholders approval of the merger agreement, or withdrawn or conditioned its recommendation to Webster shareholders of approval of the merger agreement, or changed its recommendation to Webster shareholders of approval of the merger agreement in a manner materially adverse to Integra, or failed to solicit proxies in favor of the merger agreement from Webster shareholders;

    <circle>Webster or any of its subsidiaries has approved any proposal or executed any agreement with anyone other than Integra to acquire Webster, or in connection with any offer for any shares of capital stock of Webster or its subsidiaries; or

    <circle>the board of directors of Webster has approved and anyone other than Integra has filed documents with any regulatory agency with respect to any merger or other combination involving Webster or any of its subsidiaries, or any offer for any shares of capital stock of Webster or any of its subsidiaries.

    The above termination fee provisions terminate upon any termination of the merger agreement, except in the following situations:

    <circle>if one of the events described above occurs prior to the termination of the merger agreement, then Webster remains obligated to pay to Integra the termination fee;
        and

    <circle>if Integra terminates the merger agreement based upon a willful breach, subject to the materiality standard set forth in the merger agreement, by Webster of any representation, warranty, covenant or agreement contained in the merger agreement, then Webster may remain obligated to pay to Integra the termination fee.

    In addition, if Webster terminates the merger agreement based upon a willful breach, subject to the materiality standard set forth in the merger agreement, by Integra of any representation, warranty or covenant contained in the merger agreement, then Webster will not be obligated to pay the termination fee.


             COMPARATIVE STOCK PRICES AND DIVIDENDS

    Shares of Integra common stock are traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "IBNK." Prior to May 17, 2000, the symbol for the Integra common stock was "NCBE." The following table sets forth the high and low sales prices of Integra common stock and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of Webster common stock. However, management of Webster is aware of certain transactions involving Webster common stock that have occurred since January 1, 1998, including the issuance by Webster of 71 shares for $25,000 per share. To the knowledge of Webster's management, all shares of Webster common stock have traded at a price of $25,000 per share since January 1, 1998.


                                  Integra Common Stock

                                  Low    High    CASH
                                               DIVIDENDS
                                               Declared
1998
First Quarter                    $34.92   $41.27  $0.1633
Second Quarter                    33.56    40.82   0.1633
Third Quarter                     29.71    36.85   0.1633
Fourth Quarter                    32.43    37.26   0.1905
1999
First Quarter                     22.86    36.19   0.1905
Second Quarter                    23.10    33.33   0.1905
Third Quarter                     22.80    32.26   0.1905
Fourth Quarter                    23.33    29.88   0.2100
2000
First Quarter                     18.50    28.00   0.2100
Second Quarter                    16.375   22.625  0.2100
Third Quarter                     16.25    22.188  0.2100
Fourth Quarter (1)                __.__    __.__   0.2350


                                       Webster Common Stock

                                Low     High     CASH
                                               DIVIDENDS
                                                Declared
1998
First Quarter                $25,000    $25,000   $0.00
Second Quarter                  ---      ---      25.00
Third Quarter                 25,000     25,000    0.00
Fourth Quarter                25,000     25,000  275.00
1999
First Quarter                 25,000     25,000    0.00
Second Quarter                25,000     25,000   25.00
Third Quarter                 ---        ---       0.00
Fourth Quarter                ---        ---     275.00
2000
First Quarter                 25,000     25,000    0.00
Second Quarter                ---        ---      25.00
Third Quarter                 ---        ---     200.00
Fourth Quarter (1)          ________   ________  [75.00]

____________
(1)Through December __, 2000.

    On July 3, 2000, the last trading day before the public announcement of the merger, the closing sale price of Integra common stock was $16.813 per share and the equivalent per share price of Webster common stock would have been $23,547.62. The equivalent per share price for Webster common stock is calculated by multiplying the specified closing sale price of Integra common stock by 1,400.5602, the number of shares of Integra common stock to be issued for each share of Webster common stock in the merger.

    On December __, 2000, the closing sale price of Integra common stock was $_____ per share. Based on the per share price of Integra common stock on such date, the equivalent per share price for Webster common stock would have been $________.

    As of December __, 2000, there were _______ holders of record of Integra common stock and ________ holders of record of Webster common stock.

    Both Integra and Webster depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

    Shareholders of Webster are advised to obtain current market quotations for Integra common stock.


                 INFORMATION CONCERNING INTEGRA

GENERAL

    Integra is a bank holding company whose only banking subsidiary is Integra Bank NA, a national banking association headquartered in Evansville, Indiana, which as of December 1, 2000, operated 70 banking locations in Indiana, Kentucky, Illinois and Ohio and provides 24-hour banking convenience through a network of 120 ATMs and its online banking service BANK ANYTIME. At September 30, 2000 Integra had consolidated total assets of $2.7 billion, consolidated total deposits of $1.6 billion and stockholders' equity of $237 million.

    Prior to May 17, 2000, Integra operated under the name
"National City Bancshares, Inc." and the Nasdaq trading symbol for its common stock was "NCBE."

    Integra has expanded its business by acquiring other banking institutions. Integra continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Integra not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

    Integra is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Integra, and thus the right of Integra's creditors, to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Integra's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Integra - Dividend Restrictions" for a discussion of the restrictions on its subsidiary bank's ability to pay dividends to Integra.

    Integra's executive offices are located at 227 Main Street, Evansville, Indiana, 47708 and its telephone number is (812)
464-9800.

MANAGEMENT AND ADDITIONAL INFORMATION

    Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Integra is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Integra's annual report on Form 10-K is incorporated by reference into this proxy statement/prospectus. Webster shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Integra at the address or phone number indicated below under "Where You Can Find More Information."

INFORMATION ON INTEGRA'S WEB SITE

    Information on the Internet web site of Integra is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in any document that is incorporated by reference into this proxy statement/prospectus.

COMPETITION

    The financial services industry is highly competitive. Integra's subsidiary competes with financial services providers, such as banks, savings and loan association, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. It also faces increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

    Securities firms and insurance companies that elect to become "financial holding companies" may acquire banks and other financial institutions. This may significantly change the competitive environment in which Integra and its banking subsidiary conduct business. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


              REGULATION AND SUPERVISION OF INTEGRA

    To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Integra could have a material effect on the business of Integra.

INTRODUCTION

    Integra, its banking subsidiary and its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

    As discussed in more detail below, this regulatory environment, among other things, may restrict Integra's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Integra to provide financial support to its banking subsidiary, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

    Additional information about the regulation and supervision of Integra is contained in Integra's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

REGULATORY AGENCIES

    BANK HOLDING COMPANY. Integra Bank Corporation, as a bank holding company, is subject to regulation under the Bank Holding
Company Act and to inspection, examination and supervision by the Federal Reserve Board.

    SUBSIDIARY BANK. Integra Bank NA, Integra's national banking subsidiary, is subject to regulation and examination primarily by the OCC and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC").

    NONBANK SUBSIDIARIES. Some of Integra's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Other nonbank subsidiaries of Integra are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES

    Under the Bank Holding Company Act, without the prior approval of the Federal Reserve Board, Integra may not acquire direct or indirect control of more than 5% of the voting stock or substantially all of the assets of any company, including a bank, and may not merge or consolidated with another bank holding company. In addition, the Bank Holding Company Act generally prohibits Integra from engaging in any nonbanking business unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Under the Bank Holding Company Act, the Federal Reserve Board has the authority to require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

    INTERSTATE BANKING. Under the Riegle-Neal Interstate Banking and Branching Act (the "Riegle-Neal Act"), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

    The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted for a period of time to opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. Integra would be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

    REGULATORY APPROVAL. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

DIVIDEND RESTRICTIONS

    Integra is a legal entity separate and distinct from its subsidiary bank and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its bank subsidiary. Federal statutory provisions and regulations limit the amount of dividends that Integra Bank NA may pay without regulatory approval to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year.

    Integra Bank NA can declare and pay approximately $16.7 million plus any 2000 net profits in dividends in 2000 without the prior approval of the OCC.

    Federal bank regulatory agencies have the authority to prohibit Integra's subsidiary bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Integra's subsidiary bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

HOLDING COMPANY STRUCTURE

    TRANSFER OF FUNDS FROM BANKING SUBSIDIARY. Integra's banking subsidiary is subject to restrictions under federal law that limits the transfer of funds or other items of value from that subsidiary to Integra and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's-length terms.

    SOURCE OF STRENGTH DOCTRINE. Under current Federal Reserve Board policy, Integra is expected to act as a source of financial and managerial strength to its subsidiary bank and, under appropriate circumstances, to commit resources to support such subsidiary bank. This support could be required at times when Integra might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Integra if the capital of its bank subsidiary were to become impaired. If Integra failed to pay the assessment within three months, the OCC could order the sale of its stock in the subsidiary to cover the deficiency.

    Capital loans from Integra to its subsidiary bank are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Integra's bankruptcy , any commitment by Integra to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    DEPOSITOR PREFERENCE. The Federal Deposit Insurance Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Integra, with respect to any extensions of credit they have made to such insured depository institution.

    LIABILITY OF COMMONLY CONTROLLED INSTITUTIONS. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

CAPITAL REQUIREMENTS

    GENERAL. Integra is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

Core ("Tier 1")
    CAPITAL

     <circle>   Common equity

     <circle>   Retained earnings

     <circle>   Qualifying noncumulative perpetual preferred stock

     <circle>   A limited amount of qualifying cumulative perpetual preferred stock at the holding company level

     <circle>   Minority interests in equity accounts of consolidated
subsidiaries

     <circle>   Less goodwill, most intangible assets and certain other assets


Supplementary ("Tier 2")
   CAPITAL

Among other items:

     <circle>   Perpetual preferred stock not meeting the Tier 1 definition

     <circle>   Qualifying mandatory convertible securities

     <circle>   Allowances for loan and lease losses, subject to limitations


Market Risk ("Tier 3")
    CAPITAL

     <circle>   Qualifying unsecured subordinated debt

    Integra, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At September 30, 2000, Integra met both requirements, with Tier 1 and total capital equal to 13.55% and 14.80% of its respective total risk-weighted assets.

    Federal Reserve Board, FDIC and OCC rules require Integra to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

    The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Integra's leverage ratio at September 30, 2000 was 9.28%.

    The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

    Integra's banking subsidiary is subject to similar risk-based and leverage capital requirements adopted by the OCC. Integra's management believes that Integra's subsidiary bank meets all capital requirements to which it is subject.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

    As of September 30, 2000, Integra believes that its bank subsidiary was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DEPOSIT INSURANCE ASSESSMENTS

    Through the Bank Insurance Fund ("BIF"), the FDIC insured the deposits of Integra's banking subsidiary up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

    The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Integra's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for Integra's subsidiary bank would have a material adverse effect on Integra's earnings.

    All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the third quarter of 2000 at approximately $.0052 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

    FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings
Association Insurance Fund.

FISCAL AND MONETARY POLICIES

    Integra's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Integra is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve Board are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Integra.

PRIVACY PROVISIONS OF GRAMM-LEACH-BLILEY ACT

    Under the Gramm-Leach-Bliley Act, federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties.
These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated
third party.   Federal banking regulators issued final rules May
10, 2000. The rules became effective November 13, 2000 but compliance is optional until July 1, 2001. The privacy provisions of the Gramm-Leach-Bliley Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on Integra's financial condition or results of operations.

FUTURE LEGISLATION

    Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Integra and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Integra cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Integra or any of its subsidiaries.


                     INFORMATION CONCERNING
                      WEBSTER BANCORP, INC.

    Webster Bancorp, Inc. is a Kentucky corporation with its
principal office in Clay, Kentucky.   Webster is a registered
bank holding company that holds 100% of the outstanding stock of West Kentucky Bank, Clay, Kentucky. At September 30, 2000, Webster had consolidated total assets of approximately $292.3 million, consolidated deposits of approximately $247.5 million and shareholders' equity of approximately $21.4 million.

    Webster derives its revenues from cash dividends paid by West
Kentucky Bank. Dividend payments by the bank are determined after consideration of the bank's earnings, deposit growth and capital requirements.

WEST KENTUCKY BANK

    West Kentucky Bank is a Kentucky banking corporation with its main office located in Madisonville, Kentucky. It has two branch offices in Sebree and one branch office in each of Clay, Madisonville, Providence and Dawson Springs. West Kentucky Bank serves a wide range of commercial and consumer borrowing needs within its market area, including retail, commercial, corporate and mortgage banking services. West Kentucky Bank's market area consists of Hopkins County and Webster County, Kentucky. West Kentucky Bank competes with numerous financial institutions in its market area, including commercial banks, savings and loan associations, savings banks, mortgage companies, commercial bank loan production offices, insurance companies, consumer finance companies and credit unions.

LEGAL PROCEEDINGS

    In the normal course of its business, West Kentucky Bank is from time to time involved in legal proceedings. Webster's management is not aware of any pending or threatened legal proceeding which, upon resolution, would have a material adverse effect on the financial condition or results of operations of Webster or West Kentucky Bank.

PRINCIPAL SHAREHOLDERS

    The following table shows as of the record date for the special meeting the number of shares of Webster common stock beneficially owned by each director and executive officer of Webster and by each person known by Webster to be the beneficial owner of more than 5% of the outstanding shares of Webster common stock.



                                                                     Percent
                                                                     of Total
                                                         Number of  Outstand-
                                                         Shares of     ing
                                                           Stock      Shares
Name                  Address of                       Beneficially  (if more
                      more-than-5% Shareholder             Owned      than 1%)
Sandra Clark Berry                                           47         4.4%

Albert B. Chancellor                                          1          ---

Linda L. Clark        148 Russell Street                    330        30.8%
                      Clay, KY  42404

Max Collins                                                  30(1)      2.8%

Matilda Fortenbery    3207 Cloverfield Road
                      Charlotte, NC  28211                  125        11.7%

Anna Q. Hortin        4 College Boulevard                    94         8.8%
                      Carmi, IL  62821

Greg D. Hudson                                                1         ---

Mary Q. Johnson       207 Northwind Drive                    97(2)      9.1%
                      Goodlettsville, TN  37072

Douglas Neil McDowell                                        10         ---

Frank Mitchell                                               10         ---

Mark R. Mitchell                                             10         ---

William E. Mitchell                                           6         ---

Brian Stull                                                   1         ---

Larry K. Wright                                               1         ---

All directors and executive officers
   as a group (13 persons)                                  544        50.8%


(1) Includes 20 shares with respect to which Mr. Collins shares voting and dispositive power with his spouse.

(2) Includes 80 shares held in a trust of which Ms. Johnson is the trustee and has investment control, and 16 shares held in a trust of which Ms. Johnson's spouse is the trustee and has voting control.

             DESCRIPTION OF INTEGRA'S CAPITAL STOCK

AUTHORIZED SHARES

    Integra's restated articles of incorporation presently authorize the issuance of 29,000,000 shares of Integra common stock and 1,000,000 shares of preferred stock, without par value. As of November 1, 2000, there were 16,835,007 shares of Integra common stock issued and outstanding and no shares of preferred stock issued and outstanding.

INTEGRA COMMON STOCK

    The holders of Integra common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding Integra preferred stock, holders of Integra common stock are entitled to receive ratably such dividends as may be declared by the Integra board out of funds legally available therefor. In the event of a liquidation or dissolution of Integra, holders of Integra common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Integra preferred stock.

    Holders of Integra common stock have no preemptive rights and have no rights to convert their Integra common stock into any other securities. All of the outstanding shares of Integra common stock are, and the shares of Integra common stock to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

INTEGRA PREFERRED STOCK

    The Integra board is authorized to designate any series of Integra preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Integra common stock. As of the record date, no shares of Integra preferred stock were issued or outstanding.

    The Integra board may create and issue a series of Integra preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Integra common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Integra by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Integra's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Integra without any further action by the shareholders of Integra. Integra has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

    Certain provisions of Integra's restated articles of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control of Integra. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Integra, although such proposals, if made, might be considered desirable by a majority of Integra's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of Integra without the concurrence of the board of directors. These provisions include: (i) the classification of the board of directors into three classes, each class serving "staggered" terms of office of three years; (ii) the requirement that any business combination be approved by the holders of 80% of the shares entitled to vote thereon, unless the transaction has been approved by Integra's board of directors; and (iii) requirements for advance notice for making nominations at shareholders' meetings. See "Comparison of Shareholder Rights."

    Integra's bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. Although Integra's bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Integra and its shareholders.

CERTAIN PROVISIONS OF THE IBCL

    As an Indiana corporation, Integra is governed by the Indiana Business Corporation Law (the "IBCL"). Certain provisions of the IBCL may delay, prevent or make more difficult changes of control of Integra. Such provisions also may have the effect of preventing changes in the management of Integra. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "Comparison of Shareholder Rights - Business Combinations Involving Interested Shareholder" and "Comparison of Shareholder Rights - Control Share Acquisitions."

TRANSFER AGENT

    The transfer agent for shares of Integra common stock is Integra Bank NA, Evansville, Indiana.


                COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of Integra common stock are governed by the IBCL and by Integra's restated articles of incorporation and bylaws. The rights of holders of shares of Webster common stock are governed by the KBCA and Webster's articles of incorporation and bylaws. The rights of shareholders of Integra differ in certain respects from the rights of shareholders of Webster. A summary of the material differences between the respective rights of the shareholders of Integra and Webster is set forth below.

AUTHORIZED COMMON SHARES

    INTEGRA.

        <circle>Authorized:  29,000,000 shares of common stock.

        <circle>Outstanding as of November 1, 2000:  16,835,007
           shares of common stock.

    WEBSTER.

        <circle>Authorized:  2,000 shares of common stock.

        <circle>Outstanding as of November 1, 2000:  1,071 shares
           of common stock.

AUTHORIZED PREFERRED SHARES

    INTEGRA. Integra's restated articles of incorporation authorize Integra to issue up to 1,000,000 preferred shares in multiple series without shareholder approval. Prior to issuance, Integra's board of directors would set the preferred shares' voting rights (which may be limited or unlimited), dividend or distribution rights, rights to priority in relation to common shares or other series of preferred shares, redemption or conversion prices, liquidation preferences and sinking fund provisions. Integra currently has no preferred shares outstanding. Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common shareholders. The authorized preferred shares may also have possible antitakeover effects, because Integra could use the shares in the adoption of a shareholder rights plan or other defensive measures.

    WEBSTER. Webster's articles of incorporation do not authorize any preferred shares.

VOTING RIGHTS

    INTEGRA. Under the IBCL, unless the articles of incorporation provide otherwise, shareholders of an Indiana corporation are entitled to one vote per share on each matter to be voted upon by the shareholders. Integra's restated articles of incorporation do not provide otherwise.

    WEBSTER. The KBCA is substantially the same as the IBCL, except that cumulative voting is required in the election of directors as discussed below.

CUMULATIVE VOTING FOR DIRECTORS

    Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

    INTEGRA. Under the IBCL, shareholders of Indiana corporations do not have the right to cumulate their votes in the election of directors unless that right is granted in the articles of incorporation. Integra's restated articles of incorporation expressly state that shares of common stock shall not have cumulative voting rights.

    WEBSTER. Under the KBCA, shareholders of Kentucky corporations have the right to cumulate their votes in the election of directors.

SIZE OF BOARD OF DIRECTORS

    INTEGRA. The IBCL provides that the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. Under Integra's restated articles of incorporation, the number of directors may not exceed 15. Integra's bylaws provide for a board of directors consisting of not less than five nor more than 15 persons. The bylaws currently fix the number of directors of Integra at 12.

    WEBSTER. The KBCA is substantially the same as the IBCL. Webster's articles of incorporation provide for a board of directors consisting of not less than seven persons nor more than 12, the exact number to be set in the manner provided in the bylaws. Webster's bylaws fix the number of directors at 12.

STAGGERED TERMS FOR DIRECTORS

    The purpose of staggering the terms of members of a board of directors is to promote stability and continuity within the board. However, staggering the terms of directors also has the effect of decreasing the number of directors that may otherwise be elected by shareholders in a given year and, therefore, may have the effect of precluding a contest for the election of directors or may delay, prevent or make more difficult changes in control of a corporation.

    INTEGRA. The IBCL provides that the articles of incorporation of an Indiana corporation or, if the articles of incorporation so authorize, the bylaws, may provide for staggering the terms of directors. Integra's restated articles of incorporation authorize the bylaws to provide for staggered terms for directors. Integra's bylaws divide the board of directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years.

    WEBSTER. The KBCA provides that the articles of incorporation of a Kentucky corporation may provide for staggering the terms of directors. Webster's articles of incorporation do not so provide.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    INTEGRA. The IBCL provides that, unless the articles of incorporation provide otherwise, the board of directors of an Indiana corporation may fill vacancies on the board, including vacancies resulting from an increase in the number of directors. If the remaining directors constitute less than a quorum of the board, then the remaining directors may fill vacancies by a majority vote. Integra's restated articles of incorporation provide that vacancies shall be filled in the manner provided in the bylaws. Integra's bylaws provide that the remaining members of the board of directors, whether or not they constitute a quorum of the board, may fill vacancies, including vacancies resulting from an increase in the number of directors.

    WEBSTER. The KBCA provides that, unless the articles of incorporation provide otherwise, shareholders or the board of directors of a Kentucky corporation may fill vacancies on the board, including vacancies resulting from an increase in the number of directors. If the remaining directors constitute less than a quorum of the board, then the remaining directors may fill vacancies by majority vote. Webster's articles of incorporation do not provide otherwise. Webster's bylaws provide that the remaining directors may fill any vacancy occurring in the board by majority vote, even if they constitute less than a quorum of the board.

REMOVAL OF DIRECTORS

    INTEGRA. Under the IBCL, directors of an Indiana corporation may be removed in any manner provided in the corporation's articles of incorporation. In addition, the IBCL provides that, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. Integra's restated articles of incorporation provide that shareholders may remove directors, only for good cause and only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast at an election of directors.

    WEBSTER. The KBCA provides that shareholders may remove one or more directors of a Kentucky corporation with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Webster's articles of incorporation do not contain any provisions changing the KBCA provisions.

NOMINATION OF DIRECTORS FOR ELECTION

    INTEGRA. Under Integra's bylaws, the board of directors or any shareholder entitled to vote in the election of directors who complies with the notice procedures in Integra's bylaws may nominate one or more persons for Integra's board. The notice procedures in Integra's bylaws require shareholders to give notice to Integra at least 90 days prior to the first anniversary of the prior year's annual meeting (for elections to be held at an annual meeting) or the close of business on the seventh day following the date on which notice of a special meeting is first given to shareholders (for elections to be held at a special meeting).

    WEBSTER. Webster's articles of incorporation and bylaws do not set forth a procedure to nominate directors for election.
Any shareholder may at or prior to a meeting held for the purpose of electing directors nominate one or more candidates for the board. Directors are generally nominated by shareholders at the annual meeting.

SHAREHOLDER VOTE REQUIRED FOR BUSINESS COMBINATIONS NOT INVOLVING
AN INTERESTED SHAREHOLDER

    INTEGRA. Under the IBCL, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is
entitled to vote separately as a class on the plan.   However,
the vote of the shareholders of the surviving corporation on a plan of merger is not required if:

    <circle>the articles of incorporation of the surviving
        corporation will not differ from its articles before the merger;

    <circle>each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger;

    <circle>the number  of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

    <circle>the number of participating shares outstanding
        immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

Integra's restated articles of incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or acquisition of Integra by another corporation that is not approved by Integra's board of directors.
Integra's shareholders are not required to vote to approve the merger agreement with Webster.

    WEBSTER.  The KBCA is substantially the same as the IBCL.
The affirmative vote of the holders of a majority of the outstanding shares of Webster common stock is required to approve the merger agreement with Integra.

RESTRICTIONS ON BUSINESS COMBINATIONS INVOLVING AN INTERESTED
SHAREHOLDER

    INTEGRA. The IBCL restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Integra's restated articles of incorporation do not elect out of these provisions.

    <circle>"Resident domestic corporation" means an Indiana
        corporation that has 100 or more shareholders.

    <circle>"Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is:

        <circle>the beneficial owner, directly or indirectly, of
           10% or more of the voting power of the outstanding voting shares of the resident domestic corporation, or

        <circle>an affiliate or associate of the resident
           domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation.

    WEBSTER. The KBCA's shareholder vote and board approval requirements for business combinations involving an interested shareholder do not apply to any business combination of a bank or bank holding company unless the articles of incorporation of the corporation provide otherwise. Webster's articles of incorporation do not provide otherwise.

CONTROL SHARE ACQUISITIONS

    INTEGRA. The IBCL's control share acquisition provisions give the disinterested shareholders of certain Indiana corporations a right to vote collectively on whether to accord voting power to shares that would give their acquirer a significant level of influence or control over the future governance of the corporation. Under the IBCL, an acquiring person who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares.

    <circle>"Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

        <circle>one-fifth or more but less than one-third,

        <circle>one-third or more but less than a majority, or

        <circle>a majority or more.

    <circle>"Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

    <circle>"Issuing public corporation" means a corporation
        which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either:

        <circle>more than 10% of its shareholders resident in
           Indiana,


    <circle>more than 10% of its shares owned by Indiana
        residents, or

        <circle>10,000 shareholders resident in Indiana.

    These provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws (including a board adopted bylaw) provide that they do not apply. Integra's restated articles of incorporation and bylaws do not exclude Integra from the restrictions imposed by these provisions. Further, Integra's restated articles of incorporation opt into a provision of the IBCL that allows Integra to redeem an acquiring person's control shares under certain circumstances, including the person's failure to file an acquiring person statement regarding the control shares.

    WEBSTER. There is no similar provision under the KBCA.

AMENDMENT OF ARTICLES OF INCORPORATION

    INTEGRA. The IBCL provides that, unless a greater vote is required under a specific provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL. Integra's restated articles of incorporation provide that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

    WEBSTER.  The KBCA is substantially the same as the IBCL.

AMENDMENT OF BYLAWS

    INTEGRA. Under the IBCL, unless the articles of incorporation provide otherwise, only the board of directors of an Indiana corporation may amend or repeal the corporation's bylaws. Integra's restated articles of incorporation do not provide otherwise. Integra' bylaws expressly state that the bylaws may be amended, altered or repealed at any regular meeting of the board of directors by a vote of a majority of the full board.

    WEBSTER. Under the KBCA, the shareholders of a Kentucky corporation may amend or repeal the corporation's bylaws, and, unless the articles of incorporation, other provisions of the KBCA or the shareholders provide otherwise, the corporation's board of directors may also amend or repeal the corporation's bylaws. Webster's articles of incorporation provide that the bylaws may be amended or repealed by the board of directors, subject to repeal or change by the shareholders.

SHAREHOLDER ACTION WITHOUT A MEETING

    INTEGRA. Under the IBCL, action required or permitted to be taken at a shareholders' meeting of an Indiana corporation may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for inclusion with the minutes or filing with the corporate records. Integra's restated articles of incorporation contain provisions identical to the IBCL.

    WEBSTER. Under the KBCA, unless the articles of incorporation provide otherwise, action required or permitted to be taken at a shareholders' meeting of a Kentucky corporation may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action taken must be evidenced by one or more written consents describing the action taken, signed by the shareholders, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Webster's articles of incorporation do not provide otherwise. Webster's bylaws contain provisions substantially the same as the KBCA.

CALLING SPECIAL MEETINGS OF SHAREHOLDERS

    INTEGRA. The IBCL provides that an Indiana corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the articles of incorporation or bylaws. Integra's restated articles of incorporation and bylaws provide that the chairman of the board of directors, the president, or a majority of the board of directors may call a special meeting of shareholders. Further, the board of directors will call a special meeting of the shareholders upon the receipt of a written request describing in reasonable detail the purpose of the meeting from the holders of shares representing at least eighty percent (80%) of all the votes entitled to be cast (so long as Integra has more than 50 shareholders) on any issue proposed to be considered at the proposed special meeting.

    WEBSTER. The KBCA provides that a Kentucky corporation must hold a special meeting of shareholders on call of its board of directors or the persons authorized to do so in the articles of incorporation or bylaws or at the request of the holders of at least thirty-three and one-third percent (33 1/3 %) (or such higher or lower percentage specified in the articles of incorporation) of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Webster's articles of incorporation contain no provisions regarding the calling of special meetings of shareholders. Webster's bylaws provide that the president, a majority of the members of the board of directors or the holders of at least twenty percent (20%) of all the shares entitled to vote at the meeting may call a special meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

    INTEGRA. Integra's bylaws provide that in order for a shareholder to bring business before the annual meeting, the shareholder must give timely notice of the proposal to Integra. To be considered timely, Integra must receive the shareholder's notice at least 90 days prior to the meeting. However, if Integra gives notice to shareholders, or makes prior public disclosure, of the date of the meeting less than 70 days before the meeting, then to be considered timely Integra must receive the shareholder's notice on or before the tenth day after the day on which Integra mailed the notice or made the public disclosure.

    WEBSTER. Webster's bylaws do not set forth a procedure to be followed by a shareholder who wishes to bring business before the annual meeting.

NOTICE OF SHAREHOLDER MEETINGS

    INTEGRA. The IBCL requires Indiana corporations to notify shareholders of the date, time and place of each annual and special shareholders' meeting at least 10 days, but not more than 60 days, before the meeting date. Unless another provision of the IBCL or the articles of incorporation require otherwise, Indiana corporations are required to give notice only to shareholders entitled to vote at the meeting. Integra's bylaws provide that Integra will notify all shareholders of record, who do not waive notice, at least 10 days but not more than 30 days before any meeting.

    WEBSTER. The KBCA is substantially the same as the IBCL. Webster's bylaws provide that Webster will notify all shareholders of record entitled to vote at a meeting at least 10 days (or at least 20 days in the case of a meeting called for the purpose of electing directors) but not more than 50 days before a meeting.

DIVIDENDS

    INTEGRA. Under the IBCL, Indiana corporations may not pay dividends or make other distributions if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Integra is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation and Supervision of Integra."

    WEBSTER. The KBCA is substantially the same as the IBCL, and Webster is also subject to Federal Reserve Board policies.

DISSENTERS' APPRAISAL RIGHTS

    INTEGRA. The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, appraisal rights are not available to holders of shares listed on a national securities exchange or traded on the Nasdaq National Market or a similar market. Dissenters' rights are not available to the Integra shareholders with respect to the merger with Webster because the IBCL does not require that Integra shareholders vote to approve the merger agreement. Moreover, Integra common stock is traded on the Nasdaq National Market. As a result, as long as it continues to be so traded, holders of Integra common stock will not have appraisal rights in connection with mergers involving Integra.

    WEBSTER. The KBCA is substantially the same as the IBCL. Because the KBCA requires that Webster shareholders vote to approve the merger agreement with Integra, Webster shareholders entitled to vote on the merger have dissenters' rights in connection with the merger. See "The Merger - Dissenters' Rights."

SHAREHOLDER PREEMPTIVE RIGHTS

    INTEGRA. The IBCL provides that shareholders of an Indiana corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide. Integra's restated articles of incorporation expressly state that shareholders do not have preemptive rights to acquire shares.

    WEBSTER. The KBCA provides that shareholders of a Kentucky corporation shall not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide, unless the corporation existed on January 1, 1989 and on that date its articles of incorporation did not contain a provision specifically addressing preemptive rights, in which case the shareholders shall have a preemptive right to acquire the corporation's unissued shares, except to the extent the KBCA limits that right. Webster's articles of incorporation expressly state that shareholders are entitled to preemptive rights to acquire additional shares of common stock.

SHAREHOLDER CLASS VOTING RIGHTS

    INTEGRA. Under the IBCL, the holders of the outstanding shares of a class are entitled to vote as a separate voting group, only if shareholder voting is otherwise required by the IBCL, on a proposed amendment to an Indiana corporation's articles of incorporation that would affect that class in any of several specified ways. The ways include, among others, increasing or decreasing the aggregate number of authorized shares of the class; changing the designations, rights, preferences or limitations of all or part of the shares of the class; and creating a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class. Holders of outstanding shares of a class are also entitled to vote as a separate voting group on a resolution granting voting rights to control shares if a proposed control share acquisition would, if fully carried out, result in any of the changes to that class referred to above.

    WEBSTER. The KBCA is substantially the same as the IBCL with respect to voting on proposed amendments to the articles of incorporation. The KBCA does not contain any control share acquisition provisions.

INDEMNIFICATION

    INTEGRA. Under the IBCL, an Indiana corporation is obligated to indemnify officers and directors in connection with liabilities arising from legal proceedings resulting from that person's service to the corporation in certain circumstances. An Indiana corporation may also voluntarily undertake to indemnify certain persons acting on its behalf in certain circumstances. The IBCL provides for mandatory indemnification of directors and officers of an Indiana corporation and permissive indemnification of directors, officers, employees and agents of an Indiana corporation who are made parties to proceedings as a result of their relationship with the corporation. The IBCL also applies to individuals who are serving at the corporation's request as directors, officers, employees and agents of the corporation's subsidiaries.

    <circle>The IBCL requires Indiana corporations, unless
        limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits.

    <circle>The IBCL authorizes corporations to indemnify any
        director against liability incurred in such a proceeding generally if the director's conduct was in good faith and he or she reasonably believed, in the case of conduct in the director's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation, and in the case of any criminal proceeding, the director either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

    <circle>The IBCL further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

    <circle>The IBCL also authorizes corporations to advance
        reasonable expenses to a director in advance of final disposition of a proceeding generally if the director affirms in writing a good faith belief that he or she satisfies the standard of conduct for permissive indemnification, he or she undertakes in a signed writing to repay the advance if it is determined he or she does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification.

    <circle>The IBCL further authorizes Indiana corporations,
        unless their articles of incorporation provide otherwise, to indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

    <circle>Finally, the IBCL authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, bylaws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding.

Integra's restated articles of incorporation do not contain provisions altering the statutory provisions.

    WEBSTER.  The KBCA is substantially similar to the IBCL.
Webster's bylaws contain provisions authorizing indemnification of directors, officers, employees or agents to the fullest extent permitted or required by law.

LIMITATION OF LIABILITY OF DIRECTORS

    INTEGRA. The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. Integra's restated articles of incorporation do not contain any provisions that would alter the statutory provisions.

    WEBSTER. The KBCA provisions are substantially the same as the IBCL provisions, except that the recklessness standard applies to actions for monetary damages only. In addition, the KBCA provides that a corporation may set forth in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of his duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

    <circle>for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders;

    <circle>for acts or omissions not in good faith or which
        involve intentional misconduct or are known to the director to be a violation of law;

    <circle>for any vote for or assent to an unlawful
        distribution to shareholders as prohibited under Kentucky law; or

    <circle>for any transaction from which the director derived an improper personal benefit.

Webster has not adopted such a provision in its articles of incorporation.


                          LEGAL MATTERS

    The legality of the securities offered by this proxy statement/prospectus and the federal income tax consequences of the merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of Webster in connection with the merger will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky.


                             EXPERTS

    The consolidated financial statements of Integra Bank
Corporation and subsidiaries incorporated in this proxy statement/prospectus by reference to the Annual Report on Form
10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers
LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


               WHERE YOU CAN FIND MORE INFORMATION

    Integra files annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that Integra files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Integra's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

    Integra has filed a registration statement to register the shares of Integra common stock to be issued to shareholders in the merger with the SEC. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Integra, as well as a proxy statement of Webster for the special meeting.

    As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

    The SEC allows Integra to "incorporate by reference" information into this proxy statement/prospectus, which means that it can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Integra has previously filed with the SEC. These documents contain important information about Integra and its financial condition.

INTEGRA SEC FILINGS (FILE NO. 0-13585)        PERIOD OR DATE
FILED
Annual Report on Form 10-K . . . . . . .  Year ended December 31,
                                           1999
Quarterly Reports on Form 10-Q . . . . .  Quarters ended March
                                           31, 2000,
                                          June 30, 2000 and
                                           September 30, 2000
Proxy Statement  . . . . . . . . . . . .  Filed April 19, 2000

    Additional documents that Integra may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Integra has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Integra, and Webster has supplied all information relating to Webster.

    Copies of any of these documents may be obtained from Integra or the SEC or the SEC's Internet web site described above.
Documents incorporated by reference are available from Integra without charge, excluding all exhibits unless Integra has specifically incorporated by reference an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from Integra at the following address:

                        Integra Bank Corporation
                        227 Main Street
                        P.O. Box 868
                        Evansville, Indiana  47705-0868
                        Attention:  James E. Adams
                        Telephone:  (812) 464-9800

    Please request documents by December __, 2000 to ensure receipt before the special meeting.

    WEBSTER SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE THEIR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. WEBSTER SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF INTEGRA COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


                   FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Integra, including one or more of the following:

        <circle>projections of revenues, income, earnings per
           share, capital expenditures, dividends, capital structure or other financial items;

        <circle>descriptions of plans or objectives of management
           for future operations, products or services;

        <circle>forecasts of future economic performance;

        <circle>descriptions of assumptions underlying or
           relating to any of the foregoing.

    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

    Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors - many of which are beyond the control of Integra - that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Those factors are described in this proxy statement/prospectus under "Risk Factors," "Information Concerning Integra" and "Regulation and Supervision of Integra" and may also be described in information incorporated by reference into this document.

                                                     APPENDIX A



              AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"") is made as of July 5, 2000, by and between INTEGRA BANK
CORPORATION, an Indiana corporation ("IBNK"), and WEBSTER
BANCORP, INC., a Kentucky corporation ("Webster").

                            RECITALS

        A. IBNK owns all of the outstanding capital stock of Integra Bank National Association, a national banking association ("Integra Bank") and Webster owns all of the outstanding capital stock of West Kentucky Bank, a Kentucky banking corporation ("WKB").

        B. The Boards of Directors of IBNK and Webster have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which (i) WKB shall, subject to the terms and conditions set forth herein and in the Merger Agreement in the form attached hereto as Exhibit A, merge with and into Integra Bank (the "Bank Merger") and (ii) Webster shall, subject to the terms and conditions set forth herein, merge with and into IBNK (the "Holding Company Merger" and together with the Bank Merger, the "Mergers").

        C. The Board of Directors of IBNK and Webster have each determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

        D. For federal income tax purposes, it is intended that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, the holders of common stock, no par value, of Webster ("Webster Common") shall receive certain federal income tax-deferral benefits with respect to shares of common stock, stated value $1.00 per share of IBNK (the "IBNK Common") to be received in the Holding Company Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

        E. IBNK and Webster desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

        F. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, IBNK and Webster hereby agree as follows:


                           ARTICLE ONE

                  TERMS OF MERGERS AND CLOSING

        SECTION 1.01. THE BANK MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement to be executed after the date of this Agreement by Integra Bank and WKB in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), and in accordance with the National Bank Act, Chapter 287 of the Kentucky Revised Statutes and the Kentucky Business Corporation Act (the "Banking Laws"), and immediately prior to the Holding Company Merger, WKB will be merged with and into Integra Bank. WKB shall be the merging association under the Bank Merger and its separate corporate existence shall cease as of the effective time of the Bank Merger. Integra Bank shall be the surviving association under the Bank Merger and shall succeed to and assume all rights and obligations of the Bank in accordance with the Banking Laws. The Bank Merger shall have the other consequences provided for in the Bank Merger Agreement and under the Banking Laws.

        SECTION 1.02.  THE HOLDING COMPANY MERGER.

        (a) GENERAL. Upon the terms and subject to the conditions of this Agreement, immediately following the Bank Merger and at the Effective Time (as defined in Section 1.08 hereof), Webster shall be merged with and into IBNK. IBNK shall survive the Holding Company Merger ("Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and the Kentucky Business Corporation Act (the "Corporate Laws").

        (b) NAME, OFFICES AND MANAGEMENT. The name of the Surviving Corporation shall be "Integra Bank Corporation." Its principal office shall be located at 227 Main Street, Evansville, Indiana 47708. The Board of Directors of the Surviving Corporation, until such time as their successors have been elected and have qualified or until their earlier resignation, death or removal from office, shall consist of the Board of Directors of IBNK serving at the Effective Time. The officers of IBNK serving at the Effective Time shall be the officers of the Surviving Corporation until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

        (c) CAPITAL STRUCTURE. At the Effective Time, the capital of the Surviving Corporation shall be not less than the capital of IBNK immediately prior to the Effective Time.

        (d) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-Laws of IBNK in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

        (e) EFFECT OF HOLDING COMPANY MERGER. The effect of the Holding Company Merger upon consummation thereof shall be as set forth in the Corporate Laws.

        SECTION 1.03. TAX FREE REORGANIZATION. IBNK, Webster, Integra Bank and WKB intend for the Mergers to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

        SECTION 1.04.  CONVERSION OF SHARES.

        (a) As of the Effective Time, each issued and outstanding share of Webster Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive 1,633.9869 shares of IBNK Common (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as set forth in Section 1.05 hereof.

        (b) The shares of IBNK Common to be issued pursuant to Section 1.04(a), together with any cash payment in lieu of fractional shares, as provided below in this
    Section 1.04(b), is referred to herein as the "Merger Consideration." No fractional shares of IBNK Common shall be issued and, in lieu thereof, holders of shares of Webster Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Webster Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of IBNK Common as reported in THE WALL STREET JOURNAL (Midwest Edition) on the Nasdaq Stock Market's National Market ("Nasdaq") for the trading day immediately preceding the Closing Date (as defined in Section 1.08 hereof).

        (c) At the Effective Time, all of the shares of Webster Common other than Dissenting Shares, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Webster Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07 hereof.

        (d) At the Effective Time, each share of Webster Common, if any, held in the treasury of Webster or by any direct or indirect subsidiary of Webster (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Webster or any of its subsidiaries in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

        (e) "Dissenting Shares" shall mean shares of Webster Common held by any person who properly exercises and perfects rights under the Kentucky Business Corporation Act as a dissenting shareholder. Holders of Dissenting Shares shall have the rights accorded to them under the Kentucky Business Corporation Act and shall not receive any part of the Merger Consideration.

        (f) Each share of IBNK Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Holding Company Merger.

        SECTION 1.05. SHARE ADJUSTMENTS. If between the date hereof and the Effective Time a share of IBNK Common shall be changed into a different number of shares of IBNK Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of IBNK Common into which a share of Webster Common shall be converted pursuant to Section 1.04(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Webster shall be entitled to receive such number of shares of IBNK Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

        SECTION 1.06.  CLOSING.  The closing of the Mergers (the
"Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date.

        SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF
CERTIFICATES.

        (a) The Trust Department of Integra Bank shall act as
    Exchange Agent in the Holding Company Merger (the
    "Exchange Agent").

        (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IBNK may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration, plus dividends paid with respect to the Merger Consideration having a record date after the Effective Time as provided in
    Section 1.07(d) hereof. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Webster unless such "affiliate" shall have theretofore executed and delivered to IBNK the agreement referred to in Section 4.07 hereof.

        (d) No dividends that are otherwise payable on shares of IBNK Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of IBNK Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of IBNK Common shall be issued any dividends which shall have become payable with respect to such shares of IBNK Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBNK in its reasonable discretion, the posting by such person of a bond in such amount as IBNK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

        (f) At or after the Effective Time there shall be no transfers on the stock transfer books of Webster of any shares of Webster Common. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this
    Section 1.07.

        SECTION 1.08. CLOSING DELIVERIES. At IBNK's election, the Closing shall take place on (i) the last business day of, or
(ii) the first business day of the month following, in either case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Webster and IBNK may agree (the "Closing Date"). The Holding Company Merger shall be effective upon the filing of Articles of Merger with the Secretaries of State of the State of Indiana and the Commonwealth of Kentucky (the "Effective Time"), which the parties shall use their reasonable efforts to cause to occur on the Closing Date.

        SECTION 1.09.  CLOSING DELIVERIES.

        (a) At the Closing, Webster shall deliver to IBNK:

           (i) a certified copy of the Articles of
        Incorporation and Bylaws of Webster and each of its subsidiaries; and

           (ii) a Certificate signed by an appropriate officer of Webster stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.10 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

           (iii) a certified copy of the resolutions of the Boards of Directors and shareholders of Webster and WKB as required for valid approval of the execution of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby; and

           (iv) Certificate of the Secretary of State of the Commonwealth of Kentucky, dated a recent date, stating that Webster is in good standing and certificates from appropriate state or federal authorities stating that each of the subsidiaries of Webster is in good standing ; and

           (v) Articles of Merger executed by Webster, if required, reflecting the terms and provisions hereof and in proper form for filing with the Secretaries of State of the State of Indiana and the Commonwealth of Kentucky in order to cause the Holding Company Merger to become effective pursuant to the Corporate Laws; and

           (vi) Any documents required to be executed by Webster or WKB in order to cause the Bank Merger to become effective pursuant to the Banking Laws;
        and

           (vii) a legal opinion from counsel for
        Webster, in form reasonably acceptable to counsel for IBNK, opining with respect to the matters listed on Exhibit C hereto.

        (b) At the Closing, IBNK shall deliver to Webster:

           (i) a Certificate signed by an appropriate officer of IBNK stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.10 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Webster's shareholders) have been satisfied or waived as provided therein; and

           (ii) a certified copy of the resolutions of the Boards of Directors and shareholders of IBNK and Integra Bank, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby; and

           (iii) a legal opinion from counsel for IBNK, in form reasonably acceptable to counsel for Webster, opining with respect to the matters listed on Exhibit D hereto; and

           (iv) a certified copy of the Articles of Incorporation and Bylaws of IBNK; and

           (v) Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that IBNK is in existence; and

           (vi) Articles of Merger executed by IBNK, reflecting the terms and provisions hereof and in proper form for filing with the Secretaries of State of the State of Indiana and the Commonwealth of Kentucky, in order to cause the Holding Company Merger to become effective pursuant to the Corporate Laws; and

           (vii) Any documents required to be executed by IBNK or Integra Bank in order to cause the Bank
        Merger to become effective pursuant to the Banking Laws; and

           (viii) Evidence that IBNK shall have delivered the Merger Consideration to the Exchange Agent for delivery to the shareholders of Webster as contemplated by Section 1.07 hereof.

        SECTION 1.10.  DISCLOSURE SCHEDULE; STANDARD.

        (a) Webster has delivered to IBNK a confidential schedule (the "Disclosure Schedule"), executed by Webster concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; provided, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.10(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Webster that such item represents a material exception or a fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 1.10(b) hereof).

        (b) No representation or warranty of Webster contained in Article Two hereof or IBNK contained in Article Three hereof shall be deemed untrue or incorrect, and Webster and IBNK, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of Webster, or Article Three hereof, in the case of IBNK, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Webster or IBNK, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Webster and its subsidiaries taken as a whole, or IBNK and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Webster or IBNK to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with generally accepted accounting principles, (d) changes in general economic conditions, including without limitation, interest rates, which affect financial institutions generally, and (e) any fees incurred or to be incurred by Webster in connection with the transactions contemplated by this Agreement, including investment banking, accounting and legal fees.

        (c) Webster shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article Two hereof which shall have arisen between the date hereof and the Closing Date; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.01(a) hereof shall have been satisfied.

        SECTION 1.11. RIGHT TO REVISE TRANSACTION. IBNK may, at any time, change the method of effecting the Mergers (including, without limitation, the provisions of this Article One) if and to the extent IBNK deems such change to be desirable, including, without limitation, to provide for the merger of Webster and a wholly-owned subsidiary of IBNK or the merger of WKB into another wholly-owned subsidiary of IBNK; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Webster, (B) adversely affect the tax treatment to shareholders of Webster, as generally described in Section 6.01(g) hereof, or (C) materially impede or delay receipt of' any approvals referred to in Section 6.01(d) hereof or the consummation of the transactions contemplated by this Agreement.


                           ARTICLE TWO

            REPRESENTATIONS AND WARRANTIES OF WEBSTER

        Subject to Section 1.10 hereof and except as disclosed in a Section of the Disclosure Schedule corresponding to the relevant Section in this Article Two, Webster hereby makes the following representations and warranties:

        SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.

        (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Webster is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). True, complete and correct copies of the Articles of Incorporation and Bylaws of Webster, as amended and as in effect on the date of this Agreement, have been previously made available to IBNK by Webster.

        (b) The authorized capital stock of Webster consists only of 2,000 shares of Webster Common, of which, as of the date hereof, 1,071 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Webster Common are duly and validly issued and outstanding and are fully paid and non-assessable and are subject to preemptive rights as specified in Webster's Articles of Incorporation. None of the outstanding shares of Webster Common has been issued in violation of any preemptive rights of the current or past shareholders of Webster. To the best knowledge of Webster, each Certificate issued by Webster in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Webster only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Webster against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

        (c) (i) There are no shares of capital stock or other equity securities of Webster outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Webster Common or other capital stock of Webster or contracts, commitments, understandings or arrangements by which Webster is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and
    (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

        (d) The minute books of Webster accurately reflect all corporate actions taken by its shareholders and Board of Directors (including committees of the Board of Directors) since January 1, 1997.

        SECTION 2.02. AUTHORIZATION; NO DEFAULTS. The Board of Directors of Webster has, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by Webster of its obligations hereunder. The Board of Directors of Webster has directed that the plan or agreement of merger (within the meaning of the Corporate Laws) contained in this Agreement and the transactions contemplated by this Agreement, including the Mergers, be submitted to the shareholders of Webster for approval at the Shareholders' Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Webster Common and the approval of the Bank Merger Agreement and the Bank Merger by the Board of Directors of WKB, no other corporate proceedings on the part of Webster or WKB are necessary to approve this Agreement, the Bank Merger Agreement, and to consummate the transactions contemplated by this Agreement, including the Mergers. Nothing in the Articles of Incorporation or By-laws of Webster, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Webster or WKB from consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Webster and constitute legal, valid and binding obligations of Webster, enforceable against Webster in accordance with its terms. Webster and its subsidiaries are neither in default under nor in violation of any provision of their Articles of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation.

        SECTION 2.03. SUBSIDIARIES. Each of the banking subsidiaries of Webster and its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section
2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of each subsidiary of the Webster that is an insured institution (within the meaning of the Federal Deposit Insurance Act) are insured by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each such subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by Webster or subsidiaries of Webster, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares and assessability under 12 U.S.C. <section>55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of any of Webster's wholly-owned subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Webster's wholly-owned subsidiaries, nor does any such wholly-owned subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Webster nor any of its subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation or Association and By-Laws of each subsidiary of Webster, as amended, copies of which have previously been made available to IBNK by Webster, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        SECTION 2.04. FINANCIAL INFORMATION. The (i) audited consolidated balance sheets of Webster and its subsidiaries as of December 31, 1999 and 1998, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1999, together with the notes thereto, and the unaudited, consolidated balance sheets of Webster and its subsidiaries as of March 31, 2000 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three months then ended, and (ii) the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of Webster identified on Section 2.04 of the Disclosure Schedule (individually, a "Subsidiary Bank," collectively, the "Subsidiary Banks") for 1999 and March 31, 2000, respectively, as currently on file with the applicable Regulatory Agency (as defined in Section 2.06 hereof) (together, the "Webster Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the Subsidiary Banks) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material, and the addition of footnotes). The books and records of Webster and its subsidiaries since January 1, 1997, have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

        SECTION 2.05. ABSENCE OF CHANGES. Since December 31, 1999, there has not been any change in the financial condition, the results of operations or the business of Webster and its subsidiaries taken as a whole which would have a Material Adverse Effect on Webster. Since the date of its most recent regulatory examination report, there has been no change in the financial condition, the results of operations or the business of any Subsidiary Bank which would have a Material Adverse Effect on such Subsidiary Bank, except as disclosed by such Subsidiary Bank since the date of such most recent regulatory examination report in its quarterly Reports of Condition and Reports of Income filed with the applicable Regulatory Agency.

        SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Neither Webster, any Subsidiary Bank nor any other subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Webster, any Subsidiary Bank or any other subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Webster, any Subsidiary Bank, any other subsidiaries, or any corporations or financial institutions merged with and into Webster or the Subsidiary Banks. The term "Regulatory Agency" as used herein, means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Webster or any of its subsidiaries.

        SECTION 2.07  TAX MATTERS.

        (a) Each of Webster and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Webster and its subsidiaries (whether or not shown on any Tax Return) have been paid or appropriate reserves have been established. Neither Webster nor its subsidiaries are
    (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Webster and its subsidiaries have been audited or otherwise closed without audit by the Internal Revenue Service (the "IRS") and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1996. The reserve for Taxes in the financial statements of Webster for the year ended December 31, 1999, is adequate to cover all of the liabilities for Taxes of Webster and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1999. The term "Taxes" as used herein, means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

        (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Webster or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation
    Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Webster Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        SECTION 2.08  LITIGATION AND RELATED MATTERS.  Section
2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Webster, threatened, against Webster or any of its subsidiaries, or of which the property of Webster or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Webster, or any of its subsidiaries or the assets of Webster of any of its subsidiaries. Since January 1, 1997, Webster and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts known to Webster which would form the basis of a claim or claims under such bonds. Neither Webster nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Webster's and its subsidiaries' past claim experience.

        SECTION 2.09. EMPLOYMENT AGREEMENTS. Section 2.09 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Webster or any of its subsidiaries is a party to or bound by and which, by its terms, is not terminable by Webster or such subsidiary on thirty
(30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in Section 2.09 of the Disclosure Schedule have been previously made available to IBNK by Webster.

        SECTION 2.10. REPORT. Since January 1, 1997, Webster and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Kentucky Department of Financial Institutions, and (iv) any other Regulatory Agency with jurisdiction over Webster or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 2.11.  LOAN PORTFOLIO.

        (a) Section 2.11 of the Disclosure Schedule lists each loan of WKB in excess of $50,000 that has been classified by bank regulators or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $50,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of WKB and a list of all loans in excess of $50,000 which WKB has determined to be thirty
    (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status has been provided to IBNK.

        (b) All loans and discounts shown on the Webster Financial Statements or which were entered into after the date of the most recent balance sheet included in the Webster Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Webster and its subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be, enforceable, valid, true and genuine and what they purport to be. Webster and its subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans (including, without limitation, Regulation O (12 C.F.R. Section 215 et. seq.).

             (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Webster
    Financial Statements are to the best of Webster's knowledge, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

             SECTION 2.12.  INVESTMENT PORTFOLIO.  All investment
securities held by Webster or its subsidiaries, as reflected in the consolidated balance sheets of Webster included in the Webster Financial Statements, are carried in accordance with generally accepted accounting principles.

             SECTION 2.13.  INTEREST RATE RISK MANAGEMENT
INSTRUMENTS. Section 2.13 of the Disclosure Schedule describes all interest rate swaps, caps, floors, or other interest rate risk management arrangements or agreements, whether entered into for the account of Webster or its subsidiaries or for the account of a customer of Webster or one of its subsidiaries. All such arrangements and agreements disclosed in Section 2.13 of the Disclosure Schedule were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Webster or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Webster and each of its subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to the knowledge of Webster, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

             SECTION 2.14.  EMPLOYEE MATTERS AND ERISA.

             (a) Neither Webster nor any of its
        subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Webster or any of its subsidiaries and, to the knowledge of Webster, there is no present effort nor existing proposal to attempt to unionize any group of employees of Webster or any of its subsidiaries.

             (b) (i) Webster and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Webster nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Webster or any subsidiary pending or, to the knowledge of Webster, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Webster, threatened against or directly affecting Webster or any subsidiary, and (iv) neither Webster nor any subsidiary has experienced any work stoppage or other labor difficulty during the past five
        (5) years.

             (c) Section 2.14(c) of the Disclosure
        Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee
        Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Webster or any subsidiary (the "Webster Employee Plans") which Webster and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Webster or any subsidiary has been charged with breaching, or to the knowledge of Webster has breached, a fiduciary duty under any of the Webster Employee Plans. Neither Webster nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Section
        2.14(c) of the Disclosure Schedule describes all plans that provide health, major medical, disability or life insurance benefits to former employees of Webster or any subsidiary that Webster and any subsidiary maintain, contribute to, or participate in.

             (d) All liabilities of the Webster Employee
        Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Webster
        Employee Plan, at the end of any plan year, or at December 31, 1999, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Webster Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course.
        Except as may be noted on the Webster Financial
        Statements, Webster and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of December 31, 1999. No accumulated funding deficiency (within the meaning of Section
        302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Webster
        Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Webster Employee Plans as to which a notice would be required to be filed with the Pension Benefit
        Guaranty Corporation. No claim is pending, or, to the knowledge of the Webster, threatened or imminent with respect to any Webster Employee
        Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Webster or any of its subsidiaries would be liable after December
        31, 1999, except as reflected on the Webster
        Financial Statements. After December 31, 1999,
        Webster and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or
        for a fine under Section 502 of ERISA with respect to any Webster Employee Plan. All
        Webster Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

             (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment
        (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Webster or any of its affiliates from Webster or any of its affiliates under any Webster Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Webster
        Employee Plan, or (iii) result in any
        acceleration of the time of payment or vesting of any such benefits.

             (f) Copies of each Webster Employee Plan described in Section 2.14(c) of the Disclosure
        Schedule, and all amendments or supplements thereto, have been previously made available to IBNK by Webster. Webster has made available to IBNK for each Webster Employee Plan, all of the following with respect thereto: (i) summary plan descriptions, (ii) all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan, (v) valuations for any plan as of the most recent date, (vi) determination letters from the IRS, (vii) the most recent annual report filed with the IRS, (viii) registration statements and prospectuses, and (ix) trust agreements.

             SECTION 2.15. TITLE TO PROPERTIES; INSURANCE. (i) Webster and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Webster Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Webster or its subsidiaries) rights of redemption under applicable law) to all of their owned real properties, (ii) all leasehold interests for real property and personal property used by Webster and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Webster, threatened with respect to such properties, (iv) Webster and its subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Webster and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Webster and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Webster or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Webster and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Webster and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

             SECTION 2.16.  ENVIRONMENTAL MATTERS.

             (a) The term "Environmental Laws" as used herein, shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Webster and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive
        Environmental Response, Compensation and
        Liability Act, the Federal Clean Water Act, the
        Federal Clean Air Act, and the Federal
        Occupational Safety and Health Act.

             (b) To the knowledge of Webster, neither the conduct nor operation of Webster or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or may violate, Environmental Laws in a manner or to any extent exposing Webster or its subsidiaries to liability or potential liability and, to the knowledge of Webster, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute or may constitute, a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Webster or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Webster nor any of its subsidiaries has received any notice from any person or entity that Webster or its subsidiaries or the operation or condition of any property owned, leased or operated by any of them since
        January 1, 1997 are or were in violation of any Environmental Laws in a manner or to any extent exposing Webster or its subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Webster, Webster and its subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Webster or its subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

             SECTION 2.17. COMPLIANCE WITH LAW. Webster and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

             SECTION 2.18. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Webster or its subsidiaries, other than the agreement with Hovde Financial LLC, a copy of which has previously been made available to IBNK by Webster.

             SECTION 2.19. INTERIM EVENTS. Since December 31, 1999, neither Webster nor its subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of IBNK pursuant to Section 4.01(b) hereof.

             SECTION 2.20. NON-BANKING ACTIVITIES OF WEBSTER AND SUBSIDIARIES. Neither Webster nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the BHCA or which is not listed at 12 C.F.R. 225.22. Without limiting the generality of the foregoing, any equity investment of Webster and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the regulations of the Federal Reserve Board or the BHCA.

             SECTION 2.21. TRUST ADMINISTRATION. During the applicable statute of limitations period, (i) the Subsidiary Banks and each other subsidiary of Webster which is a trust company or otherwise acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Webster, any subsidiary of Webster, nor any director, officer or employee of Webster or any of its subsidiaries acting on behalf of Webster or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Webster, threatened, against or affecting Webster or any of its subsidiaries relating to the compliance by Webster or any such subsidiary with sound fiduciary principles and applicable regulations.

             SECTION 2.22.  TAX-FREE REORGANIZATION.  Webster has
no reason to believe that the Mergers shall not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

             SECTION 2.23. MATERIAL CONTRACTS AND AGREEMENTS. Neither Webster nor any of its subsidiaries is a party to, or is bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission ("SEC")) or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Webster's subsidiaries) that is not otherwise listed in the Disclosure Schedule. Section 2.23 of the Disclosure Schedule lists (i) each agreement restricting the nature or geographic scope of any line of business or activity of Webster or its subsidiaries, and (ii) each agreement, indenture or other instrument relating to the borrowing of money by Webster (excluding deposit liabilities of WKB) or any of its subsidiaries or the guarantee by Webster or any of its subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business. Copies of each of the contracts and agreements listed in Section 2.23 of the Disclosure Schedule have been previously furnished to IBNK by Webster.

             SECTION 2.24. NO UNDISCLOSED LIABILITIES. Webster and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Webster or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Webster Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Webster and its subsidiaries since the date of the March 31, 2000 balance sheet included in the Webster Financial Statements.

             SECTION 2.25 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Webster or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and
(iii) any other documents to be filed with the SEC, Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Webster and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Webster shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

             SECTION 2.26. STATE TAKEOVER LAWS. The Board of Directors of Webster has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of the Commonwealth of Kentucky.

             SECTION 2.27. FAIR LENDING; COMMUNITY REINVESTMENT ACT; INSURANCE ACTIVITIES. With the exception of routine investigation of consumer complaints, neither Webster nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Each of Webster's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination. The insurance activities currently being conducted by West Kentucky Insurance, Inc. (the "Insurance Subsidiary") comply with applicable banking and insurance laws and regulations of the Commonwealth of Kentucky.


                          ARTICLE THREE

             REPRESENTATIONS AND WARRANTIES OF IBNK

             Subject to Section 1.10 hereof, IBNK hereby makes the following representations and warranties:

             SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.

             (a) IBNK is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
        IBNK is a bank holding company registered with the Federal Reserve Board under the BHCA.

             (b) The authorized capital stock of IBNK consists of (i) 29,000,000 shares of IBNK Common, of which, as of May 31, 2000, 17,362,408 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding.
        All of the issued and outstanding shares of IBNK
        Common are duly and validly issued and
        outstanding and are fully paid and nonassessable and free of preemptive rights.

             (c) The shares of IBNK Common that are to be issued to the shareholders of Webster pursuant to the Holding Company Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

             SECTION 3.02.  AUTHORIZATION.  The Board of
Directors of IBNK has, by all appropriate action, approved this Agreement, and the Mergers and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by IBNK of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of IBNK, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which IBNK or any of its subsidiaries are bound or subject would prohibit or inhibit IBNK from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by IBNK and constitutes a legal, valid and binding obligation of IBNK, enforceable against IBNK in accordance with its terms and, except for the approval of the Bank Merger Agreement and the Bank Merger by the Board of Directors of Integra Bank, no other corporate acts or proceedings are required to be taken by IBNK to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the OCC no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Mergers by IBNK and Integra Bank.

             SECTION 3.03.  SUBSIDIARIES.  Each of IBNK's
significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

             SECTION 3.04.  FINANCIAL INFORMATION.  The
consolidated balance sheets of IBNK and its subsidiaries as of December 31, 1999 and 1998, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1999, together with the notes thereto, included in IBNK's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC, and the unaudited consolidated balance sheets of IBNK and its subsidiaries as of March 31, 2000, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months then ended included in IBNK's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC, and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of IBNK for 1999 and March 31, 2000, as currently on file with the applicable Regulatory Agency (together, the "IBNK Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the subsidiary banks of IBNK) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of IBNK and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

             SECTION 3.05. ABSENCE OF CHANGE. Since December 31, 1999, there has not been any change in the financial condition, the results of operations or the business of IBNK and its subsidiaries, except as disclosed by IBNK through the date hereof in its periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

             SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of IBNK, threatened, against IBNK or any of its subsidiaries, or of which the property of IBNK or any of its subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon IBNK, or any of its subsidiaries or the assets of IBNK of any of its subsidiaries.

             SECTION 3.07. REPORTS. IBNK and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) Nasdaq, and (vi) any other Regulatory Agency with jurisdiction over IBNK or any of its significant subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             SECTION 3.08. COMPLIANCE WITH LAW. IBNK and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

             SECTION 3.09.  TAX-FREE REORGANIZATION.  IBNK has no
reason to believe that the Mergers shall not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

             SECTION 3.10. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by IBNK for inclusion in (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, and (iii) any other documents to be filed with the SEC, Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Webster and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that IBNK shall be responsible for filing with the SEC, Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

             SECTION 3.11. REGULATORY ENFORCEMENT MATTERS. Neither IBNK nor any of its significant subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has IBNK or any of its significant subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

             SECTION 3.12. TAX MATTERS. Each of IBNK and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it. Neither IBNK nor its subsidiaries are (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of IBNK and its subsidiaries have been audited or otherwise closed by the IRS and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1996 and either no deficiencies were asserted as a result of such examination for which IBNK does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of IBNK for the year ended December 31, 1999, is adequate to cover all of the liabilities for Taxes of IBNK and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1999.

             SECTION 3.13.  BROKERAGE.  There are no existing
claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by IBNK or its subsidiaries.

             SECTION 3.14.  SHAREHOLDER APPROVAL.  Approval by
IBNK's shareholders of the Holding Company Merger or for any other actions contemplated by this Agreement is not required.

             SECTION 3.15. NO UNDISCLOSED LIABILITIES. As of the date hereof, IBNK and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against IBNK or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the IBNK Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of IBNK and its subsidiaries since the date of the March 31, 2000 balance sheet included in the IBNK Financial Statements.


                          ARTICLE FOUR

                      AGREEMENTS OF WEBSTER

             SECTION 4.01.  BUSINESS IN ORDINARY COURSE.

             (a) Webster shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that Webster may declare and pay a quarterly dividend for the third quarter of 2000 not to exceed
        $200.00 per share and for any quarter thereafter not to exceed $75.00 per share, provided, however, that Webster and IBNK shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that Webster shareholders shall receive a quarterly dividend from either Webster or IBNK but not from both during or with respect to such period.

             (b) Webster shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, Webster and each of its subsidiaries shall not, without the prior written consent of IBNK (which shall not be unreasonably withheld):

                  (i) issue any Webster Common or
             other capital stock or any options,
             warrants, or other rights to subscribe
             for or purchase Webster Common or any
             other capital stock or any securities
             convertible into or exchangeable for
             any capital stock of Webster or any of
             its subsidiaries; or

                  (ii) directly or indirectly
             redeem, purchase or otherwise acquire
             any Webster Common or any other capital
             stock of Webster or effect a
             reclassification, recapitalization,
             splitup, exchange of shares,
             readjustment or other similar change in
             or to any capital stock or otherwise
             reorganize or recapitalize Webster; or

                  (iii) directly or indirectly
             redeem, purchase or otherwise acquire
             any capital stock of subsidiaries of
             the Webster or effect a
             reclassification, recapitalization,
             splitup, exchange of shares,
             readjustment or other similar change in
             or to any capital stock or otherwise
             reorganize or recapitalize any
             subsidiary of Webster; or

                  (iv) change its Articles of
             Incorporation or Association, as the
             case may be, or Bylaws; or

                  (v) grant any increase, other than
             ordinary and normal increases
             consistent with past practices, in the
             compensation payable or to become
             payable to officers or salaried
             employees, grant any stock options or,
             except as required by law or as
             required by existing contractual
             obligations which shall have been
             described in Section 2.11 of the
             Disclosure Schedule, adopt or make any
             material change in any bonus,
             insurance, pension, or other Webster
             Employee Plan, agreement, payment or
             arrangement made to, for or with any of
             such officers or employees; or

                  (vi) borrow or agree to borrow any
             material amount of funds except in the
             ordinary course of business, or
             directly or indirectly guarantee or
             agree to guarantee any material
             obligations of others, except in the
             ordinary course of business; or

                  (vii) make or commit to make any
             new loan or letter of credit or any new
             or additional discretionary advance
             under any existing line of credit in
             principal amounts in excess of $250,000
             or that would increase the aggregate
             credit outstanding to any one borrower
             (or group of affiliated borrowers) to
             more than $500,000 (excluding for this
             purpose any accrued interest or
             overdrafts), without the prior written
             consent of IBNK, acting through Curtis
             D. Ritterling or such other designee as
             IBNK may give notice of to Webster; or

                  (viii) purchase or otherwise
             acquire any investment security for its
             own account, except in a manner and
             pursuant to policies consistent with
             past practice; or

                  (ix) materially increase or
             decrease the rate of interest paid on
             time deposits, or on certificates of
             deposit, except in a manner and
             pursuant to policies consistent with
             past practices; or

                  (x) enter into any agreement,
             contract or commitment of a material
             nature out of the ordinary course of
             business; or

                  (xi) except in the ordinary course
             of business, place on any of its
             material assets or properties any
             mortgage, pledge, lien, charge, or
             other encumbrance of a material nature;
             or

                  (xii) except in the ordinary
             course of business, cancel or
             accelerate any material indebtedness
             owing to Webster or its subsidiaries or
             any claims which Webster or its
             subsidiaries may possess or waive any
             material rights with respect thereto;
             or

                  (xiii) sell or otherwise dispose
             of any material real property or any
             material amount of any tangible or
             intangible personal property other than
             in the ordinary course of business and
             other than properties acquired in
             foreclosure or otherwise in the
             ordinary collection of indebtedness to
             Webster and its subsidiaries; or

                  (xiv) foreclose upon or otherwise
             take title to or possession or control
             of any real property without first
             obtaining a phase one environmental
             report thereon which indicates that the
             property is free of pollutants,
             contaminants or hazardous or toxic
             waste materials; provided, however,
             that Webster and its subsidiaries shall
             not be required to obtain such a report
             with respect to single family,
             non-agricultural residential property
             of one acre or less to be foreclosed
             upon unless it has reason to believe
             that such property might contain any
             such waste materials or otherwise might
             be contaminated; or

                  (xv) commit any act or fail to do
             any act which would cause a breach of
             any agreement, contract or commitment
             and which would have a Material Adverse
             Effect on Webster; or

                  (xvi) incur any commitment or
             obligation to make any other capital
             expenditure in excess of $25,000 other
             than capital expenditures described in
             Section 4.01(b) of the Disclosure
             Schedule; or

                  (xvii) affirmatively take, or
             cause to be taken, any action, whether
             before or after the Effective Time,
             which would disqualify the Mergers as a
             "reorganization" within the meaning of
             Section 368(a) of the Code; or

                  (xviii) take any action which
             would materially and adversely effect
             or delay the ability of either IBNK or
             Webster to obtain any necessary
             approvals of any Regulatory Agency or
             other governmental authority required
             for the transactions contemplated by
             this Agreement or to perform its
             covenants and agreements under this
             Agreement.

             (c) Webster and its subsidiaries shall not, without the prior written consent of IBNK, engage in any transaction or take any action that would render untrue (under the standard of Section 1.10 hereof) any of the representations and warranties of Webster contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

             (d) Webster shall promptly notify IBNK in writing of the occurrence of any matter or event known to and directly involving Webster, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Webster.

             (e) Webster and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Webster Common or other securities of Webster or its subsidiaries. Webster shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise IBNK of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

             SECTION 4.02. BREACHES. Webster shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, subject to the standard set forth in Section 1.10, give prompt written notice thereof to IBNK and use its reasonable efforts to prevent or promptly remedy the same.

             SECTION 4.03. SUBMISSION TO SHAREHOLDERS. Webster shall cause to be duly called and held, on a date selected by Webster with the approval of IBNK, a special meeting of its shareholders (the "Shareholders' Meeting") for submission of this Agreement and the Holding Company Merger for approval of such Webster shareholders. In connection with the Shareholders' Meeting, (i) Webster shall cooperate and assist IBNK in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/ Prospectus") with the SEC and Webster shall mail it to its shareholders, (ii) Webster shall furnish IBNK all information concerning itself that
IBNK may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of Webster (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Holding Company Merger contemplated hereby and use its reasonable efforts to obtain such shareholder approval.

             SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Webster shall use its reasonable efforts to obtain all necessary consents with respect to all interests of Webster and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Mergers, if any.

             SECTION 4.05. CONSUMMATION OF AGREEMENT. Webster shall use its reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Webster and its subsidiaries with the business and operations of IBNK and its subsidiaries. Webster shall furnish to IBNK in a timely manner all information, data and documents in the possession of Webster requested by IBNK as may be required to obtain any necessary regulatory or other approvals of the Mergers and to file with the SEC a registration statement on Form S-4 (the "Registration Statement") relating to the shares of IBNK Common to be issued to the shareholders of Webster pursuant to the Holding Company Merger and this Agreement and shall otherwise cooperate fully with IBNK to carry out the purpose and intent of this Agreement.

             SECTION 4.06. ENVIRONMENTAL REPORTS. The parties shall jointly obtain, as soon as reasonably practical, but not later than forty-five (45) days after the expiration of the period of time during which IBNK may terminate this Agreement under Section 4.11, a report of a phase one environmental investigation on the real property owned, leased or operated by Webster or its subsidiaries as of the date hereof (and on any other real property owned, leased or operated by Webster or its subsidiaries with respect to which Webster shall have previously received a phase one environmental investigation), and within ten (10) days after the acquisition or lease of any real property acquired or leased by Webster or its subsidiaries after the date hereof (but excluding space in office or retail and similar establishments leased by Webster or its subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 50% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiv) hereof. If required by the phase one investigation in IBNK's reasonable opinion, the parties shall obtain a report of a phase two investigation on properties requiring such additional study. IBNK shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Webster of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $1,000,000 as reasonably estimated by an environmental expert retained for such purpose by IBNK and reasonably acceptable to Webster, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then IBNK shall have the right pursuant to Section 7.03 hereof, for a period of fifteen
(15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be IBNK's sole remedy in such event. The parties agree to each bear one-half of the costs of any phase one and phase two investigations conducted pursuant to this Section.

             SECTION 4.07. RESTRICTION ON RESALES. Webster has delivered to IBNK concurrently with the execution of this Agreement, a signed agreement, in the form of Exhibit B hereto, of each person who may reasonably be deemed an "affiliate" of Webster within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

             SECTION 4.08. ACCESS TO INFORMATION. Webster shall permit IBNK reasonable access in a manner which shall avoid undue disruption or interference with Webster's normal operations to its properties and shall disclose and make available to IBNK all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), Employee Benefit Plans, and any other business activities or prospects in which IBNK may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. IBNK shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

             SECTION 4.09. BANK MERGER AGREEMENT; PLAN OF MERGER; INSURANCE ACTIVITIES. Webster shall cause the Board of Directors of WKB to approve and, the authorized officers of WKB to execute and deliver, the Bank Merger Agreement within thirty
(30) days after execution hereof. At the request of IBNK, Webster or WKB shall enter into a separate plan of merger or articles of merger reflecting the terms of the Mergers for purposes of any filing requirement of the Corporate Laws or the Banking Laws. At the request of IBNK, Webster or WKB shall take such actions as are reasonably required to permit Integra Bank to continue the insurance activities currently conducted by the Insurance Subsidiary or, in the alternative, arrange for the sale or other disposition of the Insurance Company prior to the Effective Time.

             SECTION 4.10.  TERMINATION FEE.

             (a) Webster acknowledges that IBNK has
        committed substantial time, effort, resources and expenses in pursuing the Mergers and that IBNK would not enter into this Agreement without Webster agreeing to the Termination Fee (as hereinafter defined). Webster agrees that it shall immediately pay to IBNK a termination fee in the amount of One Million Five Hundred
        Thousand Dollars ($1,500,000) in immediately available funds ("Termination Fee"), in the event that any of the following events occurs or has occurred without the prior written consent of
        IBNK:

                  (i) the acquisition, following the
             date of this Agreement, by any entity,
             person or group, other than IBNK, of
             beneficial ownership, or the right to
             acquire beneficial ownership, of
             fifteen percent (15%) or more (in the
             aggregate) of any shares of voting
             capital stock of Webster (including,
             without limitation, shares of Webster
             Common or any shares of capital stock
             of any Webster subsidiaries (for
             purposes of this Section, the terms
             "group" and "beneficial ownership"
             shall have the same meanings assigned
             thereto in Section 13(d) of the
             Exchange Act, and the rules and
             regulations promulgated thereunder),
             but only if (A) such entity, person or
             group has publicly announced its
             opposition to this Agreement or the
             Mergers or its intention not to vote
             the capital stock of Webster or any of
             the Webster subsidiaries beneficially
             owned by the entity, person or group in
             favor of this Agreement or the Mergers;
             or (B) such entity, person or group has
             proposed, indicated an intention to
             propose or entered into a letter of
             intent, agreement in principle or other
             agreement (whether binding or
             non-binding) relating to a merger,
             consolidation, share exchange or other
             combination with, or an acquisition of
             Webster or any of the Webster
             subsidiaries; or (C) such entity,
             person or group has commenced or
             indicated its intention to commence a
             tender, exchange or other offer for any
             shares of capital stock of Webster
             (including, without limitation, shares
             of Webster Common) or any shares of
             capital stock of any of the Webster
             subsidiaries; or

                  (ii) the Board of Directors of
             Webster, in connection with its
             consideration, acceptance or approval
             of any merger, consolidation, share
             exchange or combination involving
             Webster or any of the Webster
             subsidiaries or any purchase of all or
             substantially all of Webster's or any
             of the Webster subsidiaries' assets or
             capital stock or any other similar
             acquisition or transaction, or in
             connection with any tender, exchange or
             other offer for any shares of capital
             stock of Webster (including, without
             limitation, shares of Webster Common)
             or any shares of capital stock of any
             of the Webster subsidiaries, has (A)
             failed to recommend to Webster
             shareholders approval and adoption of
             this Agreement and the Holding Company
             Merger; or (B) withdrawn or conditioned
             its recommendation to Webster
             shareholders of approval and adoption
             of this Agreement and the Holding
             Company Merger; or (C) modified or
             changed its recommendation to Webster
             shareholders of approval and adoption
             of this Agreement and the Holding
             Company Merger in a manner materially
             adverse in any respect to the interests
             of IBNK; or (D) failed to solicit
             proxies in favor of this Agreement and
             the Holding Company Merger from the
             shareholders of Webster; or

                  (iii) the acceptance or approval
             by Webster or any of the Webster
             subsidiaries of any proposal (however
             conditional or future) of, or the
             execution by Webster or any of the
             Webster subsidiaries of any letter of
             intent, agreement in principle or other
             agreement (whether binding or
             non-binding) with, any entity, person
             or group, other than IBNK, (A) to
             acquire Webster by merger,
             consolidation, share exchange,
             combination, purchase of all or
             substantially all of Webster's or any
             of the Webster subsidiaries' assets of
             capital stock or any other similar
             acquisition or transaction, or (B) in
             connection with any tender, exchange or
             other offer for any shares of capital
             stock of Webster (including, without
             limitation, shares of Webster Common)
             or any shares of capital stock of any
             of the Webster subsidiaries; or

                  (iv) the Board of Directors of
             Webster shall have accepted or
             approved, and any entity, person or
             group shall have filed an application,
             notice, registration statement, proxy
             statement or other materials or
             documents with the Federal Reserve
             Board, the FDIC, the OCC, the SEC or
             any other Regulatory Agency with
             respect to, (A) any merger,
             consolidation, share exchange or other
             combination involving, or any purchase
             of all or substantially all of the
             assets or capital stock of, Webster or
             any of the Webster subsidiaries, or any
             similar acquisition or transaction, or
             (B) any tender, exchange or other offer
             for any shares of capital stock of
             Webster (including, without limitation,
             shares of Webster Common) or any shares
             of the capital stock of any of the
             Webster subsidiaries.

             The provisions of this Section 4.10(a) shall terminate upon any termination of this Agreement, except (i) if one of the events described in this
        Section 4.10(a) occurs or shall have occurred prior to the termination of this Agreement, or
        (ii) if IBNK terminates this Agreement based upon a willful breach by Webster of any representation, warranty, covenant or agreement contained in this Agreement, subject to the standard contained in Section 1.10; then, in the case of clause (i) of this paragraph, the obligation of Webster to pay IBNK the Termination
        Fee shall survive any termination of this Agreement and continue in full force and effect until the Termination Fee has been paid in full to IBNK; and in the case of clause (ii) of this paragraph, the obligation of Webster to pay the Termination Fee shall survive such termination and continue in full force and effect until the Termination Fee has been paid in full to IBNK, but only if any of the events described in this
        Section 4.10(a)(i), (iii) and (iv) shall have occurred during the twelve (12) month period immediately following such termination by IBNK.
        In addition, Webster shall not be obligated to pay the Termination Fee in the event that Webster terminates this Agreement based upon a willful breach of any representation, warranty or covenant contained in this Agreement by IBNK, subject to the standard contained in Section
        1.10.

             (b) The Termination Fee shall be immediately paid to IBNK upon the occurrence of any of the events set forth in Section 4.10(a) hereof. If the Termination Fee is not immediately paid as provided, then IBNK shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the Termination Fee from the time that the Termination Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

             (c) The parties hereby understand,
        acknowledge and agree that the Termination Fee shall reasonably compensate IBNK for, among other things, (i) certain expenses incurred for attorneys, accountants, financial advisors and consultants in developing the Mergers and drafting this Agreement, (ii) IBNK and Integra
        Bank's management time and expense in
        investigating, analyzing, developing and pursuing the Mergers, and (iii) the fact that IBNK would not enter into this Agreement without Webster agreeing to the payment of the Termination Fee as provided herein. Webster further acknowledges that the amount of the Termination Fee is fair and reasonable and not a penalty.

             (d) For purposes of this Section 4.10, the terms "person" and "entity" shall include an individual, partnership, limited liability company, corporation, trust, firm, association, unincorporated organization and any other entity.

             SECTION 4.11. COMPLETION OF DUE DILIGENCE REVIEW. IBNK shall have thirty (30) days to complete its due diligence review of Webster and WKB's financial condition and operations, including but not limited to on-site review of records and management interviews. If, on the basis of such review, IBNK determines, in its reasonable discretion, that there are facts, events or circumstances inconsistent with any representation or warranty of Webster contained in Article Two that has now or is reasonably likely to have a Material Adverse Effect with respect to Webster, then IBNK shall have the right pursuant to Section
7.03 hereof for a period of ten (10) business days following the expiration of the thirty-day review period to terminate this Agreement, which shall be IBNK's sole remedy in such event. It is understood that IBNK may not make such a determination if it has knowledge of the facts, events or circumstances by reason of the information previously provided in writing to IBNK prior to execution hereof.

             SECTION 4.12. VALUATION ADJUSTMENT. Consistent with generally accepted accounting principles, Webster agrees that on or before the Effective Time based on a review of WKB's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Webster will work with IBNK with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used by Integra Bank, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. IBNK shall provide such assistance and direction to Webster as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement and the Effective Time. The making of such an adjustment shall not be the basis of any breach of any representation or warranty of Webster contained in Article Two hereof.


                          ARTICLE FIVE

                       AGREEMENTS OF IBNK

             SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION
STATEMENT.

             (a) IBNK shall file all regulatory
        applications required in order to consummate the Mergers, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and OCC. IBNK shall keep Webster reasonably informed as to the status of such applications and make available to Webster for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

             (b) IBNK shall file with the SEC the
        Registration Statement relating to the shares of IBNK Common to be issued to the shareholders of Webster pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration
        Statement becomes effective, IBNK shall cause the Registration Statement to comply in all material respects with the provisions of the Securities
        Act and the published rules and regulations thereunder, and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. IBNK covenants with Webster that at the time of mailing thereof to the shareholders of Webster, at the time of the Shareholders'
        Meetings and at the Effective Time, the Proxy
        Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. IBNK shall timely file all documents required to obtain all necessary Blue
        Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis.
        IBNK shall promptly and properly prepare and file
        (i) any application required to list on Nasdaq the shares of IBNK Common to be issued pursuant to the Holding Company Merger, and (ii) any filings required under the Exchange Act relating to the Mergers and the transactions contemplated herein.

             SECTION 5.02. BREACHES. IBNK shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Webster and use its best efforts to prevent or promptly remedy the same.

             SECTION 5.03. CONSUMMATION OF AGREEMENT. IBNK shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, including all regulatory applications and filings to be made with the SEC, and to effect the Mergers in accordance with the terms and conditions of this Agreement as soon as reasonably practicable.

             SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY
INSURANCE AND INDEMNIFICATION.

             (a) For a period of three (3) years after the Effective Time, IBNK shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Webster
        (provided that IBNK may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall IBNK be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section
        5.04(a), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Webster for such insurance
        (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum
        Amount, IBNK shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.
        Notwithstanding the foregoing, prior to the Effective Time, IBNK may request Webster to, and Webster shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to IBNK, extending for a period of three (3) years Webster's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy IBNK's obligations under this Section 5.04(a).

             (b) For the applicable statute of
        limitations period, IBNK shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Webster and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Kentucky Business Corporation Act and by Webster's Articles of Incorporation as in effect on the date hereof (and, with respect to predecessors of Webster, the applicable laws, articles of incorporation and bylaws pertaining thereto), including provisions relating to advances of expenses incurred in the defense of any action or suit.

             SECTION 5.05. EMPLOYEE BENEFITS. IBNK shall, with respect to each employee of Webster or its subsidiaries at the Effective Time who shall continue in employment with Webster, IBNK or their respective subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 5.05. Subject to the right of subsequent amendment, modification or termination in IBNK's sole discretion, each Continued Employee shall be entitled to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of IBNK's subsidiaries (the "IBNK Employee Plans") and shall be eligible and, if required, selected for participation therein under the terms thereof if the Continued Employee is not otherwise participating in a similar plan of Webster which is maintained after the Effective Time. Webster employees shall be eligible to participate on the same basis as similarly situated employees of other IBNK subsidiaries. All such participation shall be subject to such terms of such IBNK Employee Plans as may be in effect from time to time and this Section 5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of IBNK's subsidiaries (except as provided in the following sentence with respect to credit for past service). IBNK may terminate or modify all Webster Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and IBNK's obligation under this Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, IBNK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any IBNK Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Webster and its subsidiaries and its and their predecessors.

             SECTION 5.06. ACCESS TO INFORMATION. IBNK shall permit Webster reasonable access in a manner which shall avoid undue disruption or interference with IBNK's normal operations to its properties and shall disclose and make available to Webster all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' work papers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Webster may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Webster shall hold any such information which is nonpublic in confidence in accordance with the provisions of
Section 8.01 hereof.

             SECTION 5.07. BANK MERGER AGREEMENT. IBNK shall cause the Board of Directors of Integra Bank to approve, and the authorized officers of Integra Bank to execute and deliver, the Bank Merger Agreement within thirty (30) days after execution hereof.

             SECTION 5.08. ADDITIONAL DIRECTOR OF INTEGRA BANK. IBNK shall take such actions as are necessary to expand the Board of Directors of Integra Bank by one member as of the Effective Time and to cause the appointment of Sandra Clark Berry to fill such vacancy. IBNK further agrees that it will cause the reelection of such person as a director of Integra Bank for a period of not less than three (3) years after the Effective Date.


                           ARTICLE SIX

                 CONDITIONS PRECEDENT TO MERGERS

             SECTION 6.01  CONDITIONS TO IBNK'S OBLIGATIONS.  The
obligations of IBNK to effect the Mergers shall be subject to the satisfaction (or waiver by IBNK) prior to or on the Closing Date of the following conditions:

             (a) The representations and warranties made by Webster in this Agreement shall be true and correct (subject to the standard in Section 1.10 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct
        (subject to the standard in Section 1.10 hereof) as of such date); and

             (b) Webster shall have performed and
        complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

             (c) No temporary restraining order,
        preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal; and

             (d) All necessary regulatory approvals,
        consents, authorizations and other approvals, including the requisite approval of this Agreement and the Holding Company Merger by the shareholders of Webster, required by law or Nasdaq for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of IBNK reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to IBNK and its shareholders as to render inadvisable the consummation of the Mergers (any such condition, requirement or restriction, a "Burdensome
        Condition"); and

             (e) IBNK shall have received all documents required to be received from Webster and WKB on or prior to the Closing Date, all in form and substance reasonably satisfactory to IBNK; and

             (f) The Registration Statement shall be
        effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency; and

             (g) IBNK shall have received an opinion of its counsel, Baker & Daniels, to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement (i) the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of Webster Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of IBNK Common received by the shareholders of Webster shall be the same as the basis of shares of Webster Common exchanged therefor, and (iv) the holding period of the shares of IBNK Common received by such shareholders shall include the holding period of the shares of Webster Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

             SECTION 6.02.  CONDITIONS TO WEBSTER'S OBLIGATIONS.
The obligations of Webster to effect the Mergers shall be subject to the satisfaction (or waiver by Webster) prior to or on the Closing Date of the following conditions:

             (a) The representations and warranties made by IBNK in this Agreement shall be true and correct (subject to the standard in Section 1.10 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct
        (subject to the standard in Section 1.10 hereof) as of such date); and

             (b) IBNK shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

             (c) No Injunction preventing the
        consummation of the Mergers shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal; and

             (d) All necessary regulatory approvals,
        consents, authorizations and other approvals, including the requisite approval of this Agreement and the Holding Company Merger by the shareholders of Webster, required by law or Nasdaq for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired; and

             (e) Webster shall have received all
        documents required to be received from IBNK and Integra Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to Webster; and

             (f) The Registration Statement shall be
        effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency; and

             (g) Webster shall have received a copy of the federal income tax opinion of IBNK's counsel, addressed to Webster, contemplated by Section
        6.01(g) hereof; and

             (h) The shares of IBNK Common issuable
        pursuant to this Agreement shall have been approved for listing on Nasdaq; and

             (i) The opinion from Hovde Financial LLC received by Webster as of the date of this Agreement to the effect that the terms of the Mergers are fair, from a financial point of view, to the shareholders of Webster, shall have been confirmed or not withdrawn as of the date the Proxy Statement/Prospectus is mailed to the shareholders of Webster.

                          ARTICLE SEVEN

                   TERMINATION OR ABANDONMENT

             SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of IBNK and Webster at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Webster shall have been previously obtained.

             SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1. 10 hereof) or a material breach of any of the agreements of IBNK or Webster, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

             SECTION 7.03.  ENVIRONMENTAL REPORTS AND DUE
DILIGENCE REVIEW. IBNK may terminate this Agreement to the extent provided by Section 4.06 or Section 4.11 hereof and this
Section 7.03 by giving timely written notice thereof to Webster.

             SECTION 7.04. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Holding Company Merger by the shareholders of Webster shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

             SECTION 7.05.  REGULATORY APPROVAL DENIAL;
BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by IBNK, as a condition for approval, shall not be deemed to be a denial or disapproval so long as IBNK diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of IBNK (hereinafter referred to as the "appeal") then the application shall be deemed denied unless IBNK prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. IBNK may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and IBNK shall deliver written notice of such determination to Webster not later than thirty (30) days after receipt by IBNK of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by IBNK, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by IBNK or the denial of such appeal by the appropriate Regulatory Agency).

             SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL,
WITHDRAWAL/MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Holding Company Merger, are not approved by the requisite vote of the shareholders of Webster at the Shareholders' Meeting, then either party may terminate this Agreement. IBNK may terminate this Agreement if Webster's Board of Directors shall have failed to approve or recommend this Agreement or the Holding Company Merger, or shall have withdrawn or modified in any manner adverse to IBNK its approval or recommendation of this Agreement or the Holding Company Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

             SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that Webster or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on Webster, then IBNK may terminate this Agreement.

             SECTION 7.08. FALL-APART DATE. If the Closing Date does not occur on or prior to January 31, 2001, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.


                          ARTICLE EIGHT

                             GENERAL

             SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

             SECTION 8.02. PUBLICITY. IBNK and Webster shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Mergers and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

             SECTION 8.03.  RETURN OF DOCUMENTS.  Upon
termination of this Agreement without the Mergers becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party,
(ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

             SECTION 8.04.  NOTICES.  Any notice or other
communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

             (a)  if to IBNK:

                       Integra Bank Corporation
                       227 Main Street
                       P.O. Box 868
                       Evansville, Indiana 47705-0868
                       Attention:  James E.  Adams
                       Facsimile: (812) 464-9825

                  with a copy to:

                       Baker & Daniels
                       300 North Meridian Street, Suite 2700
                       Indianapolis, Indiana 46204-1782
                       Attention:  David C. Worrell
                       Facsimile: (317) 237-1000

and

             (b)  if to Webster:

                       Webster Bancorp, Inc.
                       104 Main Street
                       Clay, Kentucky 42404
                       Attention:  Sandra Clark Berry and Joye
Hunt
                       Facsimile: (270) 664-9157

                  with a copy to:

                       Brown, Todd & Heyburn PLLC
                       400 West Market Street, 32{nd} Floor
                       Louisville, Kentucky 40202-3363
                       Attention: R. James Straus/David L.
Beckman, Jr.
                       Facsimile: (502) 581-1087

or to such other address as any party may from time to time designate by notice to the others.

             SECTION 8.05. LIABILITIES AND EXPENSES. Except as provided in Sections 4.06 and 4.10, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

             SECTION 8.06. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for, and as provided in, this
Section 8.06, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive IBNK or Webster (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either IBNK or Webster, the aforesaid representations, warranties and covenants being material inducements to the consummation by IBNK and Webster of the transactions contemplated herein. The agreements set forth in Sections 4.06 and 4.10 shall survive the termination of this Agreement, the agreements set forth in Sections 1.07, 5.04, 5.05, 5.06, 5.07 and 5.08 hereof shall survive the Effective Time and the agreements set forth in Sections 8.01, 8.02, 8.03 and 8.05 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

             SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement
constitutes the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

             SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions
of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

             SECTION 8.09. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Webster. This Agreement shall not be amended or modified except by a written document duly executed by the parties hereto.

             SECTION 8.10. RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "of" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual knowledge of any director or executive officer of such party or any of its subsidiaries.

             SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this
Section 8.11.

             SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto. This Agreement may not be assigned by any of the parties hereto. There shall be no third party beneficiaries hereof, except for the intended third party beneficiaries of Sections 5.04, 5.05 and 5.08 hereof.

             SECTION 8.13. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

             SECTION 8.14.  GOVERNING LAW.  This Agreement shall
be governed by the laws of the State of Indiana and applicable federal laws and regulations.

             SECTION 8.15. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                            INTEGRA BANK CORPORATION

                            By       /S/ MICHAEL T. VEA
                                 Michael T. Vea, Chairman,
                                 President
                                 and Chief Executive Officer


                            WEBSTER BANCORP, INC.

                            By       /S/ BRIAN STULL
                                 Brian Stull, President and Chief
                                 Executive Officer

                                                   Execution Copy


                     AMENDMENT TO AGREEMENT
                   AND PLAN OF REORGANIZATION


        THIS AMENDMENT ("AMENDMENT") IS MADE AND DATED AS OF
SEPTEMBER 27, 2000 BY AND BETWEEN INTEGRA BANK CORPORATION, AN
INDIANA CORPORATION ("IBNK"), AND WEBSTER BANCORP, INC., A
KENTUCKY CORPORATION ("WEBSTER").


                            RECITALS


        WHEREAS, IBNK and Webster are parties to the Agreement and Plan of Reorganization dated as of July 5, 2000 (the
"Agreement"); and

        WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 8.09 thereof;

        NOW, THEREFORE, the parties agree as follows:


                            AGREEMENT

        1. All capitalized terms used in this Amendment and not defined herein shall have the meanings provided in the Agreement.

        2. Section 1.04(a) of the Agreement is hereby amended to provide that the Conversion Ratio is hereby changed from 1,633.9869 to 1,400.5602.

        3. The Disclosure Schedule referred to in Section 1.10 of the Agreement shall be deemed to refer to the Disclosure Schedule delivered by Webster to IBNK concurrently with the execution of this Amendment, and such Disclosure Schedule and all exceptions and other information set forth thereon shall be taken into consideration in determining, for purposes of the Agreement, whether the condition set forth in Section 6.01(a) of the Agreement shall have been satisfied.

        4. The last sentence of Section 1.10(b) is hereby amended by deleting the word "and" prior to subpart (e) thereof and adding to end of such sentence the following:

          ; (f) any changes to the financial condition of Webster or its subsidiaries or the adequacy of the loan loss reserves of Webster or its subsidiaries which may result from matters addressed in the findings of IBNK's due diligence investigations of Webster's loan portfolio communicated, in part, to Webster management in that certain report as of July 10, 2000, a copy of which is included in Webster's Disclosure Schedule and all supplemental schedules and materials to that report including a listing of loan loss reserve increases requested by IBNK, a listing of impaired loans, and a listing of all classified or "watch" list loans as determined by IBNK; (g) any changes to the financial condition of Webster or its subsidiaries which may result from matters addressed in the findings of IBNK's due diligence investigations of Webster's accounting practices, including, without limitation, the impact of applying FASB Statement No. 91 with respect to the recognition of income and expense on the origination of loans, the impact of deferring the recognition of income from the sale of credit life and accident and health insurance over the life of a borrower's loan, the impact on the earnings of Webster and its subsidiaries of the application of FASB Statements Nos. 114 and 118 with respect to impaired loans, and the impact of any charge against income related to the alleged impairment of goodwill as a result of the ongoing operations of West Kentucky Insurance; and (h) the impact on the amount of goodwill recognition by IBNK due to any increase in loan loss reserves of Webster.

        5. A new Section 3.16 is hereby added to the Agreement to read in its entirety as follows:

          SECTION 3.16. DUE DILIGENCE. As of September 27, 2000, IBNK is not aware of any matters, facts, events, omissions, or other information which would cause Webster to be in breach (with the lapse of time or otherwise) of any of Webster's representations, warranties, or covenants contained in this Agreement.

        6. IBNK hereby confirms that it has completed its due diligence review permitted pursuant to Section 4.11 of the Agreement and hereby waives any right to terminate the Agreement pursuant to Section 4.11.

        7. Section 7.08 of the Agreement is hereby amended to provide that the date after which either party may terminate the Agreement if the Closing shall not have occurred prior thereto be March 15, 2001.

        8. Except as expressly amended herein, the Agreement shall remain in full force and effect.







        IN WITNESS WHEREOF, the parties have caused such Amendment to be duly executed as of the day and year first above written.


                            INTEGRA BANK CORPORATION



                            By:      /S/ MICHAEL T. VEA

                                  Michael T. Vea, Chairman,
                                  President
                                  and Chief Executive Officer


                            WEBSTER BANCORP, INC.



                            By:     /S/ SANDRA CLARK BERRY

                                  Sandra Clark Berry, Secretary

               [LETTERHEAD OF HOVDE FINANCIAL LLC]


July 5, 2000


Board of Directors
Webster Bancorp, Inc.
104 Main Street
Clay , KY 42404


Members of the Board:

    Webster Bancorp, Inc. ("Webster"), a Kentucky corporation, and Integra Bank Corporation ("IBNK"), an Indiana corporation, have entered into an Agreement and Plan of Reorganization (the "Agreement") dated July 5, 2000, pursuant to which Webster will be merged with and into IBNK (the "Bank Merger"). As is set forth in Section 1.04(a) of the Agreement, at the effective time of the Bank Merger each of the outstanding shares of Webster common stock ("Webster Common") will be converted into and have the right to receive 1,633.9869 shares (the "Conversion Ratio") of IBNK common stock ("IBNK Common"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Conversion Ratio to the shareholders of Webster.

    Hovde Financial LLC ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with Webster, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

    We were retained by Webster to act as its exclusive financial advisor with respect to a review of Webster's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of Webster. We will receive compensation from Webster in connection with our services, a significant portion of which is contingent upon the consummation of the Bank Merger. At your direction, we solicited the interest of third parties regarding a possible business combination with Webster. The Agreement is the result of this solicitation.

    During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Webster and IBNK and material prepared in connection with the proposed transaction, including the following: the Agreement; certain historical publicly available information concerning Webster and IBNK; the terms of recent merger and acquisition transactions involving banks and bank holding companies that we considered relevant; historical market prices and trading volumes for IBNK Common; and financial and other information provided to us by the managements of Webster and IBNK.

    In addition, we have conducted meetings with members of the senior management of Webster and IBNK for the purpose of reviewing the future prospects of Webster and IBNK. We also evaluated the pro forma ownership of IBNK Common by Webster's shareholders relative to the pro forma contribution of Webster's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

    In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Webster and IBNK and in the discussions with Webster and IBNK management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Webster and IBNK at May 31, 2000, and at March 31, 2000, respectively, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Webster or IBNK, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Webster or IBNK, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

    We have assumed that the Bank Merger is, and will be, in compliance with all laws and regulations that are applicable to Webster and IBNK. In rendering this opinion, we have been advised by Webster and IBNK and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Bank Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on IBNK or the surviving corporation that would have a material adverse effect on IBNK or the contemplated benefits of the Bank Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of IBNK or the surviving corporation after the Bank Merger.

    Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

    We are not expressing any opinion herein as to the prices at which shares of IBNK Common issued in the Bank Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Webster Common as to how such holder should vote with respect to the Agreement at any meeting of holders of Webster Common.

    This letter is solely for the information of the Board of Directors of Webster and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Webster Common in connection with the Bank Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

    Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Conversion Ratio is fair, from a financial point of view, to the shareholders of Webster.

                                     Sincerely,

                                     /s/   Steve Hovde

                                     HOVDE FINANCIAL LLC

               [LETTERHEAD OF HOVDE FINANCIAL LLC]

September 25, 2000

Board of Directors
Webster Bancorp, Inc.
104 Main Street
Clay , KY 42404

Members of the Board:

     Webster Bancorp, Inc. ("Webster"), a Kentucky corporation, and Integra Bank Corporation ("IBNK"), an Indiana corporation, entered into Agreement and Plan of Reorganization (the "Agreement") dated July 5, 2000. For the reasons set forth below, Webster and IBNK entered into an Amendment to the Agreement (the "Amendment") dated September 25, 2000. As is set forth in Section 2 of the Amendment, the Conversion Ratio will change from 1,633.9869 shares of IBNK issued for each share of Webster (1,750,000 shares of IBNK common stock in the aggregate to have been issued to Webster's shareholders) to 1,400.5602 shares (1,500,000 shares of IBNK common stock in the aggregate will now be issued to Webster's shareholders). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the revised Conversion Ratio as described in the Amendment to the shareholders of Webster.

     After the signing of the Agreement on July 5, 2000, detailed due diligence of Webster's loan portfolio was undertaken by IBNK. This detailed due diligence review revealed substantial alleged weaknesses in the Webster's loan portfolio. In particular, IBNK felt that in the future Webster might experience significantly higher loan losses and lower interest income from the loan portfolio. Moreover, IBNK believed that an immediate increase in Webster's loan loss reserve (estimated to be approximately $4.82 million) was needed. This increase in reserves would adversely impact Webster's common equity account and, therefore, increase the annual goodwill amortization expense to be incurred by IBNK on a pro forma basis.

     As provided by Sections 4.11 and 7.03 of the Agreement, IBNK had a right to terminate the Agreement if material adverse issues were discovered during the course of the detailed due diligence. IBNK was of the opinion that such issues had been discovered and it was likely to exercise its termination right. Between the date of the Agreement and the current date of the Amendment, Webster independently placed certain previously accruing loans into the non-performing category. While Webster did not fully agree with IBNK's due diligence findings, its only recourse in the event IBNK did terminate the Agreement was to proceed with legal action to allege that any such termination was improperly taken. Both Webster and IBNK believed that their respective positions were supportable. However, rather than pursue a course of action that could involve a substantial expenditure of time, money and human resources, the parties agreed to compromise on their positions. Accordingly, Webster and IBNK decided to renegotiate the Conversion Ratio.

     In evaluating the revised Conversion Ratio, we have taken into consideration the possibility of substantial future loan losses, increased reserves and reduced interest income for Webster; we are unable at this time to determine whether these future events are remote or likely. We have also taken into consideration the recent increase in IBNK's common stock price (currently trading in the rage of $19.00 to $20.50) as compared to the level it was trading at the time of the signing of the Agreement (which was $16.50 per share). At the time the Agreement was signed, the aggregate transaction value to Webster shareholders was approximately $28.9 million. Based on the revised Conversion Ratio and IBNK's current stock price, the aggregate transaction value is approximately $30.2 million.

     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as previously described, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the revised Conversion Ratio as provided by the Amendment is fair, from a financial point of view, to the shareholders of Webster.

                                   Sincerely,



                                   /s/   Steve Hovde

                                  HOVDE FINANCIAL LLC

                                                     APPENDIX C
        Excerpts of the Kentucky Business Corporation Act
                      (Dissenters' Rights)
         RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


     271B.13-010    DEFINITIONS. - As used in this subtitle:

        (1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS
271B.13-200 to 271B.13-280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     271B.13-020    RIGHT TO DISSENT - (1)  A shareholder shall
be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party:

        1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

        2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the ususal and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

        (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

        2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

        (e)    Any transaction subject to the requirements of KRS
271B.12-210 or exempted by KRS 271B.12-220(2); or

        (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

       (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     271B.13-030    DISSENT BY NOMINEE AND BENEFICIAL OWNERS -
(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one
(1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

       (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

          PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     271B.13-200    NOTICE OF DISSENTERS' RIGHTS - (1)  If
proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

       (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

     271B.13-210    NOTICE OF INTENT TO DEMAND PAYMENT - (1)  If
proposed corporate action creating dissenters' rights under KRS
271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Shall not vote his shares in favor of the proposed action.

       (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

     271B.13-220    DISSENTERS' NOTICE - (1) If proposed
corporate action creating dissenters' rights under KRS 271B.13-
020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

       (2) The dissenters' notice shall be sent no later than ten
(10) days after the date the proposed corporate action was authorized by the shareholders or, if no shareholder authorization was obtained, by the board of directors, and shall:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

        (e) Be accompanied by a copy of this subtitle.

     271B.13-230    DUTY TO DEMAND PAYMENT - (1)  A shareholder
who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

       (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

       (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

     271B.13-240    SHARE RESTRICTIONS - (1) The corporation may
restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

       (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     271B.13-250    PAYMENT - (1)  Except as provided in KRS
271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

       (2) The payment shall be accompanied by:

        (a) The Corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) A statement of the corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;
and

        (d) A statement of the dissenters' right to demand payment under KRS 271B.13-280.

     271B.13-260    FAILURE TO TAKE ACTION - (1) If the
corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

       (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS
271B.13-220 and repeat the payment demand procedure.

     271B.13-270    AFTER-ACQUIRED SHARES - (1) A corporation may
elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

       (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

     271B.13-280    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH
PAYMENT OR OFFER - (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

        (a) The dissenter believes that the amount paid under KRS
271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under KRS
271B.13-250 within sixty (60) days after the date set for demanding payment; or

        (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days afer the date set for demanding payment.

       (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty
(30) days after the corporation made or offered payment for his shares.

                  JUDICIAL APPRAISAL OF SHARES

     271B.13-300    COURT ACTION - (1)  If a demand for payment
under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

       (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

     271B.13-310    COURT COSTS AND COUNSEL FEES - (1)  The court
in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

       (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

       (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 20.Indemnification of Directors and Officers.

        The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

        The Registrant may also voluntarily undertake to provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

        In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

     Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits: The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

          (b) Financial Statement Schedules: All financial statements schedules are omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedules.

     Item 22.  Undertakings.

        1. The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

             (i)  to include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through use of a prospectus which is a part of this Registration Statement, by a person or party who is deemed to be an underwriter within the making of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

        4. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        6. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                           SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EVANSVILLE, STATE OF INDIANA, ON NOVEMBER 27, 2000.

                                     Integra Bank Corporation

                                     By:  /S/ MICHAEL T. VEA
                                             Michael T. Vea,
                                             Chairman of the
                                             Board, President
                                             and Chief Executive
                                             Officer

                        POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael T. Vea and James E. Adams and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933,
THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON NOVEMBER 27, 2000
BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

SIGNATURE                           TITLE
 /S/MICHAEL T. VEA   Chairman of the Board, President, Chief Executive
                     Officer and Director (Principal Executive Officer)
Michael T. Vea

/S/ JAMES E. ADAMS   Executive Vice President, Chief Financial Officer,
                     Secretary and Treasurer (Principal Financial Officer
                     and Principal Accounting Officer)
James E. Adams

/S/ JANICE L. BEESLEY      Director
Janice L. Beesley


                           Director
Ben L. Cundiff


/S/ SUSANNE R. EMGE        Director
Susanne R. Emge

/S/ DONALD G. HARRIS       Director
Donald G. Harris

/S/ H. RAY HOOPS           Director
Dr. H. Ray Hoops

/S/ JOHN D. LIPPERT        Director
John D. Lippert

/S/ GEORGE D. MARTIN
George D. Martin           Director

                           Director
Ronald G. Reherman

/S/ LAURENCE R. STEENBERG  Director
  Laurence R. Steenberg

/S/ ROBERT D. VANCE        Director
Robert D. Vance


/S/ RICHARD F. WELP        Director
Richard F. Welp

                        INDEX TO EXHIBITS

EXHIBIT
  NO.                          DESCRIPTION
2          Agreement and Plan of Reorganization dated July 5,
           2000 between the Registrant and Webster Bancorp, Inc.
           as amended by the Amendment to Agreement and Plan of
           Reorganization dated September 27, 2000(incorporated
           by reference to Appendix A to the proxy
           statement/prospectus included in this Registration
           Statement).
3(a)       Restated Articles of Incorporation of the Registrant
           (incorporated by reference to Exhibit 3.1 to Form
           8-A/A dated June 12, 1998).
3(b)       Articles of Amendment of the Restated Articles of
           Incorporation of the Registrant dated May 17, 2000
           (incorporated by reference to Exhibit 3(a) to Quarterly
           Report on Form 10-Q for the quarter ended September 30, 2000).
3(c)       Bylaws of the Registrant, as amended (incorporated by
           reference to Exhibit 3(ii) to Quarterly Report on
           Form 10-Q for the quarter ended March 31, 1999).
5          Opinion of Baker & Daniels, counsel for Registrant,
           regarding legality of securities offered hereby.
8          Opinion of Baker & Daniels, counsel for Registrant,
           regarding tax matters.
23(a)      Consent of PricewaterhouseCoopers LLP.
23(b)      Consent of Hovde Financial LLC.
23(c)      Consent of Baker & Daniels - included in its opinions
           filed as Exhibits 5 and 8.
24         Power of Attorney - included on page II-3.
99         Form of Webster proxy.